EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

among

ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.,

TALON GOLD ALASKA, INC.,

and

INTERNATIONAL TOWER HILL MINES LTD.

TERRA PROJECT

FAIRBANKS RECORDING DISTRICT, ALASKA

TABLE OF CONTENTS

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

This **EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT** ("Agreement") is made effective as of August 4, 2006 ("Effective Date"), by and among **TALON GOLD ALASKA, INC.**, an Alaska corporation ("TALON"), **INTERNATIONAL TOWER HILL MINES LTD.**, a British Columbia corporation ("ITH"), and **ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.**, a Delaware corporation ("ANGLOGOLD").

ANGLOGOLD owns or controls certain State of Alaska mining claims situated in the Fairbanks Recording District, Alaska, and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the "Terra Property").

TALON desires to earn into the Terra Property and, as a condition to ANGLOGOLD'S agreement to enter into this Agreement, ITH has agreed to be jointly and severally liable with TALON for the performance by TALON of all of TALON's obligations under this Agreement.

TALON and ANGLOGOLD wish to associate themselves together for the joint exploration, development and operation of the Terra Property and such other mining properties as the Participants may acquire in the name of, or for, or on behalf of, the Joint Venture (collectively with the Terra Property, the "Properties").

ANGLOGOLD desires to earn its Participating Interest by conveying the Terra Property to the Joint Venture.

TALON desires to earn its Participating Interest in the Joint Venture by expending Three Million Dollars ($3,000,000) in Exploration Expenses on the Terra Property during a period commencing with the Effective Date and ANGLOGOLD is willing to thereafter contribute the Terra Property held by it on the Effective Date in consideration for its Participating Interest.

The Participants further desire to conduct joint Operations for the purpose of exploring for, developing and producing Minerals from the Properties pursuant to the terms and conditions contained in this Agreement. Therefore, in consideration of the premises and the mutual promises recited below, the Participants hereby agree as follows:

Section 1. Definitions

Whenever used in this Agreement, unless otherwise expressly provided, the terms defined below shall have the meanings assigned to them in this Section 1.

1.1 **Account.** "Account" shall mean the account maintained by the Manager showing respective charges and credits accruing to the Participants. These charges and credits shall arise as a result of Operations, land acquisition, Governmental Rentals, and any other expenditures incurred or revenues received as a result of activities conducted pursuant to this Agreement. The Account shall be administered in accordance with the Accounting Procedure.

1.2 **Accounting Procedure.** "Accounting Procedure" shall mean the "Accounting Procedure" attached hereto and incorporated herein as Exhibit B.

1.3 Affiliate. "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purpose of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.4 Appurtenances. "Appurtenances" shall mean without limitation all surface, subsurface, easements, access, water or other incidental or appurtenant rights or interests pertaining to the real or other property interests comprising the Properties, together with any equipment, machinery, fixtures, and other Assets presently located on or acquired for the benefit of the Properties or later contributed by either Participant or acquired pursuant to an approved work plan and budget.

1.5 Area of Interest. "Area of Interest" means the area which lies within ten (10) miles of the boundaries of the Properties as such boundaries exist from time to time during the term of this Agreement.

1.6 Assets. "Assets" shall mean the Properties, Appurtenances, Minerals and all other real and personal property, tangible and intangible, including existing or after-acquired Assets and all contract rights held for the benefit of the Participants hereunder.

1.7 Business Day. "Business Day" means a day other than a Saturday, Sunday, or a day on which banks in Fairbanks, Alaska are generally authorized or obligated by law to close.

1.8 Buy-Back Contribution. "Buy-Back Contribution" means the contribution to be made by ANGLOGOLD pursuant to Section 2.7 in order to exercise the Buy-Back Right.

1.9 Buy-Back Interest. "Buy-Back Interest" means the twenty percent (20%) Participating Interest described in Section 2.7(a).

1.10 Buy-Back Period. "Buy-Back Period" means the two (2) year period commencing on the date ANGLOGOLD elects to acquire the Buy-Back Interest pursuant to Section 2.7(a) and ending on the earlier of the second anniversary of such date and the date ANGLOGOLD exercises the Buy-Back Right.

1.11 Buy-Back Right. "Buy-Back Right" means the re-acquisition by ANGLOGOLD of the Buy-Back Interest as provided in Section 2.7(a) and the increase of ANGLOGOLD's Participating Interest in the Joint Venture by an additional twenty percent (20%), upon ANGLOGOLD making the Buy-Back Contribution.

1.12 Commercial Production. "Commercial Production" shall mean the removal, extraction, production, concentration and/or processing of Minerals from the Properties. However, Commercial Production shall not include production for purposes of sampling, assaying, testing, analysis or evaluation.

1.13 Development. "Development" means all preparation for the removal and recovery of Minerals, including the construction or installation of a mill, heap leach, or any other improvements to be used for the mining, handling, milling, leaching, beneficiation or other processing of Minerals.

1.14 Dollars. Unless specified otherwise herein, "Dollars", "$", and all other references to money or currency in this Agreement shall mean lawful money of the United States of America.

1.15 Earn-In Period. "Earn-In Period" means the period commencing on the Effective Date and ending on or before the fourth anniversary of the Effective Date, during which TALON is making its Initial Contribution.

1.16 Earn-In Right. "Earn-In Right" means the acquisition by TALON of its Participating Interest in the Joint Venture as provided in Section 2.8(b) and ANGLOGOLD's conveyance of the Properties to the Joint Venture, all upon TALON having made the Initial Contribution as provided in Section 2.5(b).

1.17 Effective Date. "Effective Date" shall mean July 7, 2006.

1.18 Encumbrance or Encumbrances. "Encumbrance" or "Encumbrances" means any claim, charge, hypothecation, mortgage, deed of trust, security interest, pledge, lien, royalty interest, title retention agreement, option, other payments out of production, or any other burdens of any nature.

1.19 Environment. "Environment" means the environment in its broadest sense including the air, land, water and all other external conditions or influences under which humans, animals, fish and plants live or develop, and "Environmental" means pertaining to the Environment.

1.20 Environmental Compliance. "Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws, permits or contractual commitments related to compliance with Environmental Laws or reclamation of the Properties.

1.21 Environmental Laws. "Environmental Laws" means federal laws including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act, the Federal Land Policy and Management Act, the 1897 Organic Act, the Emergency Planning and Community Right to Know Act, and the National Historic Preservation Act, each as amended, and any state law counterparts together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

1.22 Environmental Liabilities. "Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, fines, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any

nature whatsoever that are asserted against either Participant, by any person or entity, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

1.23 Exploration. "Exploration" means activities directly related to ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals.

1.24 Exploration Expenses. "Exploration Expenses" shall mean and include:

(a) expenditures made by TALON after the Effective Date and during the Earn-In Period, together with any amounts reimbursed by TALON to ANGLOGOLD pursuant to Section 2.5(b)(3); and

(b) expenditures made by ANGLOGOLD during the Buy-Back Period;

to ascertain the existence, location, extent or quantity of any deposit of Minerals on the Properties **including**, without limitation, drilling and other exploration activities directly related to drilling, mapping, surveying, sampling, assaying, geophysical work, metallurgical testing, feasibility studies, geochemical analyses, road building, and trenching, as well as all land acquisition costs and land holding costs made or reimbursed for the staking and location of mining claims, lease rental payments and advance royalty payments (including without limitation Minimum Royalty payments as defined in the Porterfield Lease) and all Governmental Rentals **and including** a sum, equal to ten percent (10%) of the foregoing expenditures, which shall be a liquidated amount to constitute a management fee and to reimburse the party incurring the expenditures for its home office overhead and general and administrative expenses in connection with such expenditures.

1.25 Governmental Rentals. "Governmental Rentals" means all rentals, holding fees, location fees, recordation fees, claim maintenance fees or other payments required by any Law to be paid to any United States agency, the State of Alaska or other appropriate governmental agency, in order to locate or maintain any Federal or State mining claims or prospecting sites included in the Properties.

1.26 Initial Contribution. "Initial Contribution" means the contribution each Participant has agreed to make pursuant to Section 2.5.

1.27 Interim Manager. "Interim Manager" shall have the meaning expressed in Section 7.2.

1.28 Joint Venture. "Joint Venture" shall mean the joint venture formed by this Agreement and the conduct of activities by the Participants under this Agreement so long as each of the Participants maintains a Participating Interest.

1.29 Law or Laws. "Law or Laws" means any and all statutes, laws (including principles of common law and equity), regulations, bylaws, ordinances, codes, plans, rules, restrictions, regulatory policies and other lawful requirements of any federal, provincial, state, municipal, regional or other

governmental authority and all agencies thereof (whether foreign or domestic) including any and all requirements pursuant to any permits and approvals issued thereunder and any directives, orders, judgments, injunctions, decrees, rulings, charges, awards or writs of any court, tribunal, arbitrator or governmental authority.

1.30 Terra Property. "Terra Property" means the mining claims identified in Exhibit A.

1.31 Management Committee. "Management Committee" shall mean the Management Committee established pursuant to Section 9.1.

1.32 Manager. "Manager" means the Participant designated to serve and serving in the capacity of Manager as provided in Sections 6 and 7.

1.33 Mine. "Mine" shall mean any adit, decline, drift, shaft, pit, drill hole, excavation, tunnel, well, opening, or other physical aspect of the Properties, whether on the surface or underground, from which Commercial Production has been or may be achieved by any method whatsoever, whether now known or hereafter developed.

1.34 Minerals. "Minerals" shall mean all minerals subject now or in the future to Commercial Production, but excluding oil, gas, hydrocarbons, and geothermal resources if such excluded resources are the primary resources subject to recovery, and shall include ores, concentrates, precipitates, beneficiated products, and solutions containing such Minerals, and all forms in which Minerals may be found, extracted or produced, as well as any by-products thereof having present or future commercial value.

1.35 Mining. "Mining" means the mining, extracting, producing, handling, milling, leaching, beneficiating or other processing of Minerals.

1.36 Non-Manager. "Non-Manager" shall mean any Participant to this Agreement other than the Manager.

1.37 Operations. "Operations" shall mean all activities and operations undertaken pursuant to this Agreement on, under or for the benefit of the Properties, including all potential Property investigations, acquisitions, Exploration, Development, Mining, production, and the leaching, concentrating, beneficiating, or other processing and disposition of Minerals obtained through such Operations.

1.38 Participating Interest. "Participating Interest" shall mean the respective interest of each Participant in production, revenues, expenses, the Assets, and liabilities resulting from Operations subject to this Agreement. The Participating Interests of the Participants shall be subject to adjustment and forfeiture as set forth below in this Agreement.

1.39 Participant or Participants. "Participant" or "Participants" shall mean ANGLOGOLD and TALON and their permitted successors and assigns.

1.40 Party. "Party" shall mean ANGLOGOLD and TALON and their permitted successors and assigns, and "Parties" shall mean both of them.

1.41 Production Decision. "Production Decision" shall mean a decision made by the Management Committee to establish and bring into Commercial Production a mine on a Project in accordance with a Project Feasibility Study.

1.42 Project. "Project" shall mean a particular Property or Properties which the Manager determines is or may be appropriate for acquisition, Exploration and/or Development pursuant to the terms of this Agreement.

1.43 Project Feasibility Study. "Project Feasibility Study" shall mean a report, prepared according to industry accepted practices and standards, either internally by TALON (or, where ANGLOGOLD has exercised the Buy-Back Right, ANGLOGOLD) or by an independent third party, to ascertain whether Minerals from the Properties can be extracted, treated and sold, and shall include, without limiting the generality of the foregoing, (a) reasonable assessments of the size and quality of the mineral reserves or Minerals, (b) reasonable assessments of the amenability of the Minerals to metallurgical treatment; (c) a mine plan and reasonable descriptions of the work, equipment and supplies required to bring the prospective ore body or deposits of Minerals into Development and Mining, including beneficiation, environmental baseline, permitting requirements, and the estimated costs thereof; (d) a marketing plan for Minerals, and the assumed terms of sale and the prices to be received; (e) conclusions and recommendations regarding the economic feasibility and timing for bringing the prospective ore body or deposit of Minerals into Commercial Production, taking into account items (a) through (d) above; and (f) such other information as is customary to enable a bank or other lending institution familiar with the mining industry to make a decision as to whether to loan funds for such operations.

1.44 Property or Properties. "Property" shall mean all right, title and interest in and to the surface and subsurface estates of all real property (whether fee simple, patented, unpatented, leasehold or otherwise) together with all minerals on or under the surface thereof, including, but not limited to, the Terra Property, and any other interests in real property acquired after the Effective Date and held by or for the Joint Venture pursuant to the terms of this Agreement. "Properties" shall mean more than one Property.

1.45 Porterfield Lease. "Porterfield Lease" shall mean the lease of the Fish Creek claims as described in Exhibit A, between Ben Porterfield as lessor and ANGLOGOLD as lessee.

1.46 Replacement Manager. "Replacement Manager" shall have the meaning expressed in Section 7.2.

1.47 Royalty. "Royalty" shall mean the net smelter returns royalty as provided in Sections 11.2, 11.4(b), 11.5 and 11.6 and as defined in Exhibit C to this Agreement.

Section 2. Name, Purpose, Interests and Obligations of the Participants

2.1 Name. The Assets shall be managed and operated by the Participants under the name of the Terra Joint Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

2.2 Purposes. The purposes of the Joint Venture shall be limited to the joint acquisition, maintenance, exploration and Development of the Properties, the Mining, Development and processing

and sale of Minerals from the Properties, the conduct of each Project, and all matters necessary or incidental to such activities.

2.3 Determination of a Project. The Participants have agreed to associate in a program for the joint acquisition, maintenance, exploration and Development of the Properties and the Mining, Development, processing and sale of Minerals from the Properties and all matters necessary or incidental to such activities. The Manager shall determine, subject to the control of the Management Committee, which Properties shall become Projects subject to this Agreement. Neither Participant shall acquire any rights in any property or property interests adverse to the right and opportunity of the Joint Venture to such property or property interest until such time as the Joint Venture determines that such property or property interest shall not become one of the Properties or a Project under this Agreement. All Properties and Projects shall be controlled by and conducted in accordance with the terms, provisions and conditions contained in this Agreement.

2.4 Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.2, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Section 18.

2.5 Initial Contributions by Participants.

(a) **ANGLOGOLD.** Following satisfaction by TALON of the requirements of Section 2.5(b), TALON shall be deemed to have exercised the Earn-In Right, and ANGLOGOLD shall quitclaim to the Joint Venture all of its right, title and interest in and to the Terra Property. The agreed value of ANGLOGOLD's Initial Contribution is Two Million Dollars ($2,000,000) and, in consideration therefor, ANGLOGOLD shall have an initial Participating Interest of forty percent (40%) as provided in Section 2.8(a).

(b) **TALON.** As its Initial Contribution TALON shall expend the following amounts as a condition precedent to the obligation of ANGLOGOLD to make its Initial Contribution as provided in Section 2.5(a) and as a condition precedent to the vesting in TALON of any right, title or interest in or with respect to the Properties or the Joint Venture. The agreed value of TALON's Initial Contribution is Three Million Dollars ($3,000,000) and, in consideration therefor, TALON shall have an initial Participating Interest of sixty percent (60%) as provided in Section 2.8(b).

(1) **Earn-In Right and Exploration Expenses.** As its Initial Contribution TALON shall contribute to the Joint Venture Exploration Expenses totaling Three Million Dollars ($3,000,000) in accordance with the following schedule:

Expenditure Period	Amount
On or before December 31, 2006	$500,000;
On or before December 31, 2007	An additional $750,000;
On or before January 30, 2010	The difference between all Earn-In Right Exploration Expenses made and the $3,000,000 total vesting requirement

The amounts listed in that expenditure period ending on or before December 31, 2006 shall be a firm commitment of TALON and shall be incurred in accordance with the budget attached as Exhibit D.

Amounts expended for Exploration Expenses shall be cumulative and any expenditures made in any period in excess of the amounts required for that period shall be carried forward and credited to Exploration Expenditures for subsequent period(s). TALON may in its discretion contribute Exploration Expenses within a shorter time than is provided for in the above schedule. If not sooner terminated, in the event that TALON elects not to make, or otherwise fails to make, the full expenditure for Exploration Expenses during any period it may, at its sole election, by the last day of that period, pay to ANGLOGOLD the difference between the amount required for that period and the amount actually expended in satisfaction of its Exploration Expense obligation for that period.

(2) **Obligatory Claim Maintenance Filings, Governmental Rentals and Minimum Royalty Payments.** TALON shall during the Earn-In Period make all governmental filings and pay all Governmental Rentals for the Properties and maintain the Porterfield Lease in good standing, including without limitation making all Minimum Royalty payments (as defined in the Porterfield Lease) which become due and payable during the Earn-In Period. All such filings and payments shall be made at least thirty (30) days prior to the due date thereof and TALON shall notify ANGLOGOLD in writing of any failure by TALON to timely comply with the requirements of this Section 2.5(b)(2) at least fifteen (15) days prior to any such due date in order that ANGLOGOLD may elect to protect its title to the Properties held by it although it shall have no obligation to do so. Notwithstanding any other provision of this Agreement, the termination of this Agreement for any reason, or default by TALON under Section 2.5(b)(1) or this Section, TALON shall if this Agreement is terminated during the Earn-In Period make all government filings and pay all Governmental Rentals for the Properties and pay all sums required to hold the Properties for a period of one (1) year after the date of termination of this Agreement. Payments made by TALON hereunder shall constitute Exploration Expenditures and shall be credited toward the Exploration Expenditures required by Section 2.5(b)(1). TALON shall, upon demand, reimburse ANGLOGOLD for any sums expended by ANGLOGOLD hereunder to protect its title to the Properties as a result of TALON's failure to satisfy its obligations under this Section. No payment by ANGLOGOLD hereunder shall cure any default by TALON under this Section 2.5(b)(2) or Section 2.5(b)(1) and any such default shall constitute a failure of TALON to make its Initial Contribution under Section 2.5.

(3) **Reimbursement of ANGLOGOLD.** TALON shall forthwith after the Effective Date reimburse ANGLOGOLD for expenses, if any, incurred by ANGLOGOLD in the nature of Exploration Expenses, on and after July 1, 2006. All such amounts reimbursed by TALON shall constitute Exploration Expenses.

(4) **Permits.** TALON shall be responsible for obtaining all necessary or appropriate permits prior to commencing any work on the Properties. ANGLOGOLD shall reasonably cooperate with TALON to effect the transfer from ANGLOGOLD to TALON of existing permits, to the extent such transfer is permitted by Law.

(5) **Access To The Assets.** During the Earn-In Period, TALON shall have full access to the Assets for the purposes of Exploration thereof, subject to Section 2.5(b)(6) *and provided, however*, that TALON shall during such period conduct all operations in its own name and shall have no right or authority to encumber the Assets nor to bind ANGLOGOLD nor to subject ANGLOGOLD to, nor incur in ANGLOGOLD's behalf, any obligation or liability whatever and TALON shall not hold itself out as having the authority to do so. TALON shall indemnify ANGLOGOLD from and against any liability arising from events occurring after the Effective Date of this Agreement and prior to the exercise by TALON of its Earn-In Right as provided in Section 17.2(b).

(6) **"Stop-Work" Order.** If ANGLOGOLD determines, in its sole discretion acting reasonably, that any of TALON's or its contractors' Operations are inconsistent with ANGLOGOLD's code of conduct or policies as specified in Section 6.2(l), or in any way contravene ANGLOGOLD's obligations pursuant to Environmental Laws, then ANGLOGOLD may by notice in writing to TALON, issue a "stop-work" order. Upon receipt of such notice, TALON shall stop all Operations on the Properties forthwith and shall cause its representatives to meet with representatives of ANGLOGOLD to determine modifications which are necessary to TALON's operational plan in order to comply with ANGLOGOLD's code of conduct or policies as specified in Section 6.2(l), or to comply with ANGLOGOLD's obligations pursuant to Environmental Laws. TALON may re-commence operations only upon receiving notice in writing from ANGLOGOLD that it is satisfied with TALON's proposed new operational plan. Any dispute between the parties as to whether Operations are inconsistent with ANGLOGOLD's code of conduct or policies shall be resolved by arbitration in accordance with Section 21.2.

2.6 **Failure of TALON to Make Initial Contribution, Termination of Rights, No Partial Vesting.** The failure of TALON to make its Initial Contribution as provided in Section 2.5(b), or to cure any deficiency in Exploration Expenses pursuant to Section 5.1, shall be deemed a withdrawal from and shall cause an immediate and automatic termination of this Agreement, and TALON shall have no further right, title or interest, partial or otherwise, in or to the Agreement, the Joint Venture or the Assets, and it shall take such actions as are necessary to ensure that the same are free and clear of any and all Encumbrances arising by, through or under this Agreement or the actions of TALON, except such Encumbrances to which the Participants may have agreed in writing. Termination and withdrawal shall be effective upon any such failure.

2.7 **ANGLOGOLD Option to Re-acquire Twenty Percent (20%) Interest.**

(a) **Buy-Back Right.** TALON shall on exercising the Earn-In Right notify ANGLOGOLD and prepare and deliver to ANGLOGOLD the report described in Section 5.2(b). Within ninety (90) days following receipt by ANGLOGOLD of the notification and report, ANGLOGOLD may elect by notice in writing to TALON to re-acquire an additional twenty percent (20%) interest in the Properties by contributing to the Joint Venture, at ANGLOGOLD's option, Exploration Expenses totalling $4,000,000 on or before the second anniversary of the date of ANGLOGOLD's election. In the event that ANGLOGOLD, having elected to re-acquire the twenty percent (20%) interest in the Properties, elects not to make, or otherwise fails to make, the full expenditure for Exploration Expenses it may, at its sole election, by the second anniversary of the date of ANGLOGOLD's election, pay to TALON the difference between $4,000,000 and the amount actually expended by ANGLOGOLD. Upon ANGLOGOLD satisfying the requirements of this Section 2.7(a) and giving notice in writing to TALON of ANGLOGOLD's exercise of the Buy-Back Right, ANGLOGOLD's Participating Interest shall be increased to a total of sixty percent (60%) as provided in Section 2.8(a).

(b) **ANGLOGOLD Obligations During Buy-Back Period.** During the Buy-Back Period, ANGLOGOLD shall (i) comply with the obligatory claim maintenance filings and government rental obligations described in Section 2.5(b)(2), (ii) have full access to the Assets in accordance with Section 2.5(b)(5), (iii) deliver to TALON an accounting of all Exploration Expenses in accordance with Section 5.1, (iv) provide TALON with quarterly reports in accordance with Section 5.2(a), and (v) keep full and accurate records in accordance with Section 5.3. TALON shall during the Buy-Back Period have the rights of inspection described in Section 5.4. In exercising such right of inspection, TALON and its authorized agents or representatives, shall not unreasonably interfere with ANGLOGOLD's activities and operations. TALON shall indemnify, defend and hold ANGLOGOLD and its directors, officers,

employees, agents and attorneys harmless from and against any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, fines, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) on account of, or arising directly or indirectly from any inspections and which are not the result, in whole or in part, of the gross negligence, wilful misconduct or intentional act or omission of ANGLOGOLD, its employees, agents, contractors or subcontractors. If ANGLOGOLD, having elected to earn the Buy-Back Interest, fails to make its Buy-Back Contribution as provided in Section 2.7(a) or to cure any deficiency in Exploration Expenses pursuant to Section 2.7(a), then the Buy-Back Right shall terminate and ANGLOGOLD shall, subject to the provisions of Section 11, have a forty percent (40%) Participating Interest.

2.8 Participating Interests.

(a) **ANGLOGOLD.** Subject to (i) its prior satisfaction of the requirements of Section 2.5(a), and (ii) the provisions of Section 11, ANGLOGOLD shall have a forty percent (40%) Participating Interest, unless ANGLOGOLD has exercised the Buy-Back Right, in which case ANGLOGOLD shall have a sixty percent (60%) Participating Interest.

(b) **TALON.** Subject to (i) its prior satisfaction of the requirements of Section 2.5(b), (ii) the provisions of Section 11, and (iii) except as provided in Section 2.6, TALON shall have a sixty percent (60%) Participating Interest, unless ANGLOGOLD has exercised the Buy-Back Right, in which case TALON shall have a forty percent (40%) Participating Interest.

2.9 Cost Shares.

(a) **ANGLOGOLD.** It is specifically agreed that during the Earn-In Period and until TALON completes its Initial Contribution, ANGLOGOLD shall have no obligation to contribute to or otherwise defray the expenses incurred and accrued on or with respect to the activities of the Joint Venture. Commencing with the date upon which TALON completes its Initial Contribution, unless ANGLOGOLD elects to earn the Buy-Back Interest, ANGLOGOLD shall be obligated to pay, in a timely fashion, forty percent (40%) of all costs and expenses incurred and accrued on or with respect to the activities of the Joint Venture. If after TALON completes its Initial Contribution, ANGLOGOLD elects to earn the Buy-Back Interest, then during the Buy-Back Period and until ANGLOGOLD completes its Buy-Back Contribution, ANGLOGOLD shall be obligated to pay in a timely fashion one hundred percent (100%) of all costs, including, but not limited to, all land holding costs, which costs shall be considered Exploration Expenses incurred by ANGLOGOLD in accordance with Section 2.7(a). Upon ANGLOGOLD satisfying the requirements for exercise of the Buy-Back Right, ANGLOGOLD shall then be obligated to pay, in a timely fashion, sixty percent (60%) of all costs and expenses incurred and accrued on or with respect to the activities of the Joint Venture. The obligation of ANGLOGOLD to pay in relation to its equity ownership percentage shall be subject to adjustment pursuant to Section 11.

(b) **TALON.** During the Earn-In Period and until TALON completes its Initial Contribution, TALON shall be obligated to pay in a timely fashion one hundred percent (100%) of all costs, including, but not limited to, all land holding costs, which costs shall be considered Exploration Expenses incurred by TALON in accordance with Section 2.5(b)(1). Commencing with the date upon which TALON completes its Initial Contribution, unless ANGLOGOLD elects to earn the Buy-Back Interest, TALON shall be obligated to pay, in a timely fashion, sixty percent (60%) of all costs and expenses incurred and accrued on or with respect to the activities of the Joint Venture. It is specifically agreed that during the Buy-Back Period TALON shall have no obligation to contribute to or otherwise

defray the expenses incurred and accrued on or with respect to the activities of the Joint Venture. Upon ANGLOGOLD satisfying the requirements for exercise of the Buy-Back Right, TALON shall then be obligated to pay, in a timely fashion, forty percent (40%) of all costs and expenses incurred and accrued on or with respect to the activities of the Joint Venture. The obligation of TALON to pay in relation to its equity ownership interest shall be subject to adjustment pursuant to Section 11.

2.10 Management Service Obligations.

(a) **Manager.** Provided that it has made its Initial Contribution and is the holder of a Participating Interest, a Participant, while serving as Manager as provided in Section 6, may charge the Joint Venture for reasonable management and administrative services and overhead costs in accordance with Section 2.13 of the Accounting Procedure.

(b) **Non-Manager.** When not serving as the Manager, any management, administrative, or legal services provided to or for the benefit of the Joint Venture by the Non-Manager with respect to Operations shall be paid by the Joint Venture at standard rates in accordance with the Accounting Procedure or customary rates for such services in Alaska. The Non-Manager shall not be entitled to be paid for any management, administrative, legal or other services without having first received authorization from the Manager to provide such services.

2.11 Conveyances. Subject to all of the terms and conditions of this Agreement, the Participants hereby agree to execute and the Manager shall file or record any necessary assignments, conveyances, statements or documents acknowledging that title and interest in and to the Assets is held for the benefit of the Joint Venture subject to all the terms, conditions and provisions of this Agreement. Upon request of either Participant, both Participants shall execute appropriate recordable documents reflecting the Participating Interest held by each in the relevant Assets with the reasonable costs associated with recording such documents paid by the Joint Venture.

2.12 Sharing of Production. Mineral production, revenues, expenses, Assets or liabilities resulting from or attributable to Operations, and proceeds from the sale or disposition of the Assets, shall be borne by and allocated between the Participants in proportion to their respective Participating Interests, except as otherwise provided herein, in accordance with the applicable provisions of this Agreement and the Accounting Procedure.

2.13 Title. The Participants shall be deemed to own or possess fractional undivided interests in the Assets corresponding to their respective Participating Interests as set forth in Section 2.8 and subject to adjustment, conversion or forfeiture pursuant to Section 11.

Section 3. Representations of Participants

3.1 Representations of ANGLOGOLD. ANGLOGOLD represents, warrants and covenants to and with TALON and ITH, which representations, warranties and covenants shall survive termination of this Agreement, that:

(a) To ANGLOGOLD's knowledge there are no legal proceedings pending or threatened against ANGLOGOLD, by or before any court, governmental agency, administrative, or arbitration tribunal with respect to the Properties or that would interfere with its performance of this Agreement.

(b) ANGLOGOLD is a corporation duly incorporated, organized and validly existing and in good standing under the laws of its incorporating jurisdiction; and has the full corporate power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth.

(c) ANGLOGOLD has taken all necessary action to authorize the execution and delivery of this Agreement.

(d) This Agreement has been duly executed and delivered by ANGLOGOLD and is valid and binding upon ANGLOGOLD in accordance with its terms, subject however to limitations with respect to enforcement imposed by Laws relating to bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(e) ANGLOGOLD has not entered into any other agreement with respect to its interest in and to the Terra Property that is currently valid and outstanding

(f) Except as to matters of record and as shown in Exhibit A, to ANGLOGOLD's knowledge no other person or entity is claiming an interest in, or in conflict with, the Terra Property.

(g) With respect to mining claims located by ANGLOGOLD that are included within the Terra Property, except as provided in Exhibit A and subject to the paramount title of the State of Alaska, to ANGLOGOLD's knowledge: (i) the mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the mining claims has been performed and all Governmental Rentals have been paid through the assessment year ending September 1, 2006; (v) all affidavits of assessment work, evidence of payment of Governmental Rentals, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies through the assessment year ending September 1, 2006; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) ANGLOGOLD has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the mining claims contains a valuable mineral deposit.

(h) With respect to the mining claims not located by ANGLOGOLD but which are included within the Terra Property, except as provided in Exhibit A and subject to the paramount title of the State of Alaska, to ANGLOGOLD's knowledge: (i) all assessment work required to hold the mining claims has been performed and all Governmental Rentals have been paid through the assessment year ending December 31, 2006; (ii) all affidavits of assessment work, evidence of payment of Governmental Rentals, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances (other than with respect to the Fish Creek claims as described in Exhibit A, a royalty in favour of Ben Porterfield pursuant to the Porterfield Lease) or defects in title; and (iv) ANGLOGOLD has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the mining claims contains a valuable discovery of minerals.

(i) With respect to the Terra Property, to ANGLOGOLD's knowledge, there have been no previous transactions affecting its interests in the Terra Property which have not been for fair consideration.

(j) ANGLOGOLD has delivered to or made available for inspection by TALON all Exploration data in its possession or control, and true and correct copies of all leases or other contracts relating to the Terra Property.

(k) Except as to matters otherwise disclosed in writing to TALON prior to the Effective Date,

(i) to ANGLOGOLD's knowledge, its ownership and operation of the Terra Property are not in violation of any Laws (including without limitation any Environmental Laws), nor has ANGLOGOLD caused any damage (including damage or threatened damage to the air, soil, surface waters, ground water, flora, fauna, or other natural resources on, about or in the general vicinity of the Terra Property) except as permitted by applicable Laws (including without limitation Environmental Laws) or impairment to the health, safety, or enjoyment of any person at or on the Terra Property or in the general vicinity of the Terra Property; and

(ii) ANGLOGOLD has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

3.2 **Representations of TALON and ITH.** TALON and ITH each jointly and severally represent, warrant and covenant to and with ANGLOGOLD, which representations, warranties and covenants shall survive termination of this Agreement, that:

(a) To TALON's and ITH's knowledge, there are no legal proceedings pending or threatened against TALON by or before any court, governmental agency, administrative, or arbitration tribunal that would preclude its entry into or interfere with its performance under this Agreement, and neither TALON nor ITH is aware of no circumstances that could lead to such proceedings being commenced or threatened.

(b) TALON is an Alaska corporation duly incorporated and in good standing under the laws of and authorized to do business in the State of Alaska, with full power and authority to own its assets and to carry on its business as it is now being carried on, and is not in insolvency proceedings, liquidation or receivership.

(c) ITH is a British Columbia corporation duly incorporated and in good standing under the laws of British Columbia, Canada, with full power and authority to own its assets and to carry on its business as it is now being carried on, and is not in insolvency proceedings, liquidation or receivership.

(d) each of TALON and ITH has taken all necessary action to authorize the execution and delivery of this Agreement.

(e) Neither the execution and delivery of this Agreement by TALON or ITH, nor the performance by TALON or ITH of their respective obligations hereunder, will conflict with or result in a breach of any of the terms, conditions or provisions of the constating documents of TALON or ITH, or of

any statute or administrative regulation applicable to it, nor of any order, writ, injunction, judgment or decree of any court or any legislative, municipal, administrative or other governmental entity, or of any arbitration award applicable to it.

(f) Neither the execution and delivery of this Agreement by TALON and ITH, nor the performance by TALON and ITH of their respective obligations hereunder, will (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any person the right to accelerate) the performance of TALON or ITH under, or (iv) result in the creation or imposition of any Encumbrance under, any contract, agreement, obligation, arrangement, commitment or plan to which TALON or ITH is a party or by which TALON or ITH or any of their respective assets is bound or affected, except such violations, conflicts, breaches, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on TALON or ITH, or TALON's or ITH's ability to consummate this Agreement or the transactions contemplated hereby.

(g) Neither TALON nor ITH will breach any other agreement or arrangement by entering into or performing this Agreement.

(h) This Agreement has been duly executed and delivered by TALON and ITH and is valid and binding upon TALON and ITH in accordance with its terms, subject however to limitations with respect to enforcement imposed by Laws relating to bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(i) TALON is a wholly-owned subsidiary of ITH incorporated by ITH for the purpose, inter alia, of this transaction. The acquisition of the Properties and performance under the Agreement by TALON will be of substantial material benefit to ITH.

(j) Each of TALON and ITH is, and immediately after giving effect to the transactions contemplated under this Agreement will be, able to pay its debts and obligations as they mature and come due.

(k) No notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by TALON or ITH to or from any governmental entity or third party in connection with the execution, delivery and performance by TALON or ITH of this Agreement or the transactions contemplated hereby.

(l) TALON shall comply with all Laws (including without limitation all Environmental Laws) during the Earn-In Period.

(m) TALON shall maintain title to the Properties during the Earn-In Period and for the period specified in Section 2.5(b), including but not limited to, the payment of all Governmental Rentals and the making of all necessary filings.

(n) TALON shall during the Earn-In Period conduct all Operations in accordance with the standard of care and ANGLOGOLD code of conduct and policies as specified in Section 6.2(1) and the terms and conditions of this Agreement.

(o) TALON shall during the Earn-In Period secure and maintain at its expense adequate insurance covering liabilities which arise out of Operations during the Earn-In Period, and otherwise comply with Section 8 of this Agreement.

The representations and warranties set forth above shall survive the execution and delivery of any documents of transfer provided under this Agreement. For a representation or warranty made to a Participant's or ITH's "knowledge", the term "knowledge" shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant or ITH, as the case may be, or of facts that would reasonably lead to the indicated conclusions.

3.3 Excluded Representations of ANGLOGOLD. Notwithstanding Section 3.1, the Parties acknowledge and agree as follows:

(a) ANGLOGOLD makes no representation or warranty with respect to aboriginal land claims or with respect to the existence or absence of aboriginal rights or title over all or any part of the Properties;

(b) ANGLOGOLD makes no representation or warranty as to the existence of any valuable minerals on the Properties;

(c) ANGLOGOLD makes no representation or warranty as to the accuracy or completeness of any information or data regarding the Properties supplied by ANGLOGOLD to TALON, whether before or after the Effective Date; and

(d) the Terra Property has been offered to TALON for the purpose of the Earn-In Right on an "as is, where is" basis, relating to Environmental matters except as expressly provided in Section 3.1(k), and that except as expressly provided in Section 3.1(k) neither ANGLOGOLD nor anyone on its behalf has made any representations and warranties to TALON with respect to Environmental matters. Any documentation provided or made available by ANGLOGOLD to TALON relating to Environmental matters are for the information of TALON only, and that neither TALON nor any Affiliate thereof is relying upon any such documentation and that neither ANGLOGOLD nor anyone on its behalf makes any representation or warranty to TALON as to the accuracy or completeness of any information contained in any such documentation or the conclusions drawn therein.

Section 4. Term and Termination Procedures

4.1 Termination.

(a) Termination Prior to Exercise of Earn-In Right. Prior to satisfaction by TALON of the requirements of Section 2.5(b), TALON shall have the right to terminate this Agreement by giving not less than sixty (60) days written notice to ANGLOGOLD which notice shall specify a termination date. From and after the termination date, TALON shall have no further right, title or interest in or to the Agreement, the Joint Venture or the Assets and it shall take such actions as are necessary to ensure that same are free and clear of any and all Encumbrances arising by, through or under it, except such Encumbrances to which the Participants may have agreed in writing. If ANGLOGOLD so elects, TALON shall also thereupon convey to ANGLOGOLD all of TALON's right, title and interest in and to the Joint Venture and the Assets and any Assets (including without limitation any Properties) held by or for TALON. Termination under this Section 4.1(a) shall not relieve TALON of its liabilities to

third persons, including, but not limited to, Environmental Liabilities (whether such accrue before or after termination) arising out of Operations conducted prior to termination nor shall termination relieve TALON of its obligation to spend those amounts stated in Section 2.5(b)(1) to be incurred on or before December 31, 2006, or those stated obligations under Section 2.5(b)(2) and Section 4.3.

(b) **Removal of Equipment After Termination Prior to Exercise of Earn-In Right.** All plant, machinery, equipment and supplies owned by TALON and brought and placed upon the Properties prior to satisfaction by TALON of the requirements of Section 2.5(b) shall remain TALON's exclusive property and shall be removed by TALON at any time or times within a period of two (2) months immediately following the termination of this Agreement by TALON; provided that if TALON has not removed all such plant, machinery, equipment or supplies within the said two (2) month period, then such plant, machinery, equipment and supplies not so removed thereafter shall become the property of ANGLOGOLD or, at ANGLOGOLD's option, may be removed by ANGLOGOLD at TALON's expense. All plant, machinery, equipment and supplies, until it becomes ANGLOGOLD's property or is removed from the Properties, shall be the sole responsibility of TALON and ANGLOGOLD shall have no liability with regard thereto.

(c) **Termination After Exercise of Earn-In Right.** Following exercise by TALON of the Earn-In Right either Participant may terminate this Agreement by giving not less than ninety (90) days written notice to the other that the Agreement shall be terminated on the anniversary of the Effective Date of the Agreement next following the date of the notice.

4.2 **Term.** The Term of this Agreement shall commence on the Effective Date and, subject to earlier termination pursuant to Section 2.6 or Section 4.1(a), continue for so long thereafter:

(a) As Operations are being conducted on the Properties on a continuous basis, and thereafter until all Assets have been fully disposed of and are no longer owned by the Participants, a final accounting has been rendered to the Participants, and all Environmental Liabilities have been satisfied. For purposes hereof, Operations shall be deemed to be on a "continuous basis" so long as such Operations are not halted for more than three hundred sixty-five (365) consecutive days or as otherwise agreed in writing by the Participants;

(b) Until terminated pursuant to Section 4.1(c); or,

(c) Until there is only one Participant, at which time, subject to Section 17, all terms and provisions of this Agreement shall terminate save and except only those terms and provisions relating to any Royalty acquired by a Participant pursuant to the terms hereof.

4.3 **Continuing Obligations.** The termination of all or any part of this Agreement and the distribution of the Assets shall not relieve the parties hereto from any obligations or liabilities accrued or accruing to them under this Agreement or in consequence of Operations performed pursuant to or arising out of this Agreement, including, but not limited to, Environmental Liabilities, and indemnity obligations under Section 17, either prior to or after the termination date. After termination of this Agreement, the Participants shall continue to have rights of ingress and egress to the Properties for purposes of ensuring Environmental Compliance and the performance of such other continuing obligations as survive termination.

4.4 **Distribution of Assets.** Upon termination of this Agreement, except pursuant to Section 2.6 or 4.1 or under Sections 11.4, 11.5 or 11.6 and unless otherwise agreed, all of the Assets

subject to this Agreement, net after payment of all debts and performance of all obligations, shall be distributed in kind or in undivided interests as tenants in common to the Participants on the basis of their then Participating Interests. However, the Participants may authorize the Manager to salvage, sell or dispose of all or any part of the materials, supplies, equipment or other Appurtenances and to apply the net proceeds therefrom as set forth below. All Assets to be distributed in kind shall be paid, applied and distributed in the following order of priority:

(a) Payment and satisfaction of all taxes then owed or owing by the Joint Venture.

(b) Payment and satisfaction of all debts, obligations or liabilities due or becoming due hereunder except those owed to the Participants.

(c) Payment and satisfaction of all debts, obligations or liabilities owed to the Participants pro rata according to the amount of debt owed to each Participant.

(d) Distribution of all remaining Assets to the Participants in proportion to their respective Participating Interests as of the date of termination.

4.5 Implementation. The Manager shall be responsible for the implementation of termination proceedings, and the Non-Manager shall take any and all reasonable actions to cooperate with and assist the Manager, including the execution and delivery of recordable assignments, conveyances, quitclaims or other required documents. Promptly following the conclusion of termination proceedings, the Manager shall submit to the Non-Manager a final accounting which, if desired by either of the Participants, shall be certified by an independent, national certified public accounting firm selected by the Manager and paid for by the Participant requesting the final accounting.

Section 5. Accounting by TALON and Manager; Reports, Records and Inspections During Earn-In Period; Expense Statements and Sales of Assets

5.1 Accounting by TALON During Earn-In Period. Not later than forty-five (45) days following the end of each calendar quarter prior to completion of its Initial Contribution, TALON shall deliver to ANGLOGOLD an accounting of all Exploration Expenses paid during that period. Such accounting shall be conclusive of the accuracy of the information contained therein unless objected to in writing by ANGLOGOLD within one hundred eighty (180) days of delivery of the accounting. During such one hundred eighty (180) day period, ANGLOGOLD shall, upon reasonable notice to TALON, have the right, to audit such books and records of TALON as may be relevant or necessary to the determination of the accounting being audited. If ANGLOGOLD delivers to TALON a written objection, specifying in detail the nature and bases for the objection, within such one hundred eighty (180) day period and TALON agrees with the objection, then TALON shall within fifteen (15) days cure such objection. If TALON does not agree with such objection but subsequently there is a final determination under Section 21 which is adverse to TALON's accounting, TALON shall have fifteen (15) days after such determination becomes final within which to cure such objection and shall, within that period, reimburse ANGLOGOLD for audit and other expenses incurred in the review of the accounting to which objection is taken. If such audit shall determine any shortfall by TALON in minimum expenditures on Exploration Expenses under Section 2.5(b), TALON shall have fifteen (15) days from the date of receipt of written notice of such determination (unless disputed by TALON, in which case TALON shall have fifteen (15) days after the resolution of such dispute pursuant to Section 21) to make Exploration Expenses in the amount of such shortfall (or to pay to ANGLOGOLD

the amount of such shortfall) whereupon TALON shall be deemed to have fulfilled the Exploration Expenditure requirements of Sections 2.5(b) in respect thereto. The failure of TALON to cure any deficiency in minimum expenditures on Exploration Expenses during the Earn-In Period, shall constitute a failure by TALON to make its Initial Contribution and shall be governed by Section 2.6. No deficiency in performance by TALON of any other obligation under Section 2.5(b) shall be subject to cure under this or any other provision of this Agreement and shall constitute a failure by TALON to make its Initial Contribution as provided in Section 2.6.

5.2 Reports by TALON During Earn-In Period and on Exercise of Earn-In Right.

(a) Within forty-five (45) days following the end of each calendar quarter during the Earn-In Period, TALON shall provide ANGLOGOLD with a quarterly report of all activities and operations conducted on or with respect to the Properties and other Assets during the preceding calendar quarter. Such quarterly report shall include details of (1) the preceding quarter's Exploration and other activities and Exploration Expenditures with respect to the Properties, (2) geologic and mineable ore reserve data for the calendar quarter just ended, and (3) estimates of proposed Exploration Expenditures upon and proposed activities on the Properties for the current calendar quarter.

(b) Within forty-five (45) days after satisfaction by TALON of the requirements of Section 2.5(b), TALON shall provide ANGLOGOLD with a detailed report summarizing and describing the results, interpretations and conclusions reached as a result of all Operations during the Earn-In Period and the geologic and mineable ore reserve data for the Earn-In Period.

5.3 Records of TALON During Earn-In Period. During the Earn-In Period, TALON shall keep full and accurate records of all operations conducted on the Properties, including assays, drilling records, drill hole location maps and mine maps. All such exploration and development data shall be open to inspection by ANGLOGOLD during regular business hours and upon reasonable notice, with the provision that copies of any of these materials shall on request be furnished to ANGLOGOLD not more frequently than quarterly.

5.4 Inspections by ANGLOGOLD During Earn-In Period. During the Earn-In Period, ANGLOGOLD and its authorized agents or representatives may, upon not less than five (5) Business Days notice to TALON, enter upon all surface and subsurface portions of the Properties for the purpose of inspecting and surveying the Properties and other Assets, all improvements thereto and operations thereon as well as inspecting and copying, at ANGLOGOLD's expense, all records and data, including without limitation such records and data which are maintained electronically, pertaining to all activities and operations on or with respect to the Properties and other Assets, improvements thereto and operations thereon. In exercising its rights hereunder, ANGLOGOLD and its authorized agents or representatives, shall not unreasonably interfere with TALON's activities and operations. ANGLOGOLD shall indemnify, defend and hold TALON and its directors, officers, employees, agents and attorneys harmless from and against any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, fines, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) on account of, or arising directly or indirectly from any inspections and which are not the result, in whole or in part, of the negligence, wilful misconduct or intentional act or omission of TALON, its employees, agents, contractors or subcontractors.

5.5 Accounting by Manager. Following satisfaction by TALON of the requirements of Section 2.5(b) and except where ANGLOGOLD elects to earn the Buy-Back Interest, the Manager shall,

not later than thirty (30) days following the end of each calendar quarter during which this Agreement is in effect, deliver to the Non-Manager an accounting of all Operations. Such accounting shall be conclusive of the accuracy of the information contained therein unless objected to in writing by the Non-Manager within one hundred eighty (180) days of delivery of the accounting. During such one hundred eighty (180) day period, the Non-Manager shall, upon reasonable notice to the Manager, have the right, at the Non-Manager's sole expense, to audit the books and records of the Joint Venture and such books and records of the Manager as may be relevant or necessary to the determination of the accounting being audited. If the Non-Manager delivers to the Manager a written objection, specifying in detail the nature and bases for the objection, within such one hundred eighty (180) day period and the Manager agrees with the objection, then the Manager shall within fifteen (15) days cure such objection. If the Manager does not agree with such objection but subsequently there is a final determination which is adverse to the Manager's accounting, the Manager shall have fifteen (15) days after such determination becomes final within which to cure such objection and shall, within that period, reimburse the Non-Manager for audit and other expenses incurred in the review of the accounting to which objection is taken.

5.6 Expenses. The Manager shall furnish each Participant with quarterly statements for funds needed to continue Operations as provided in Section 6.2(e). Each Participant shall be obligated to pay any amount by which its share of the direct and indirect costs and expenses reflected in such statements exceeds the cash contributed by it at the beginning of each month pursuant to Section 6.2(e)(iv). If either Participant fails to pay or elects not to pay its share of any such costs and expenses, that Participant's Participating Interest shall be subject to dilution or forfeiture as provided in Section 11.

5.7 Sale. The proceeds of the sale of any portion of the Assets shall be allocated to the Participants in proportion to their then respective Participating Interests and shall be calculated in accordance with the provisions of the Accounting Procedure.

Section 6. Designation of Manager, Rights and Duties, and Set-Off

6.1 Appointment. The Participants hereby designate the following Participants as Managers who shall be charged with overall management responsibility for all Operations conducted under this Agreement after completion by the Participants of their respective Initial Contributions:

(a) **TALON.** TALON shall serve as Manager for the period commencing with the completion of its Initial Contribution and concluding on the earlier of (i) termination by either Party pursuant to Section 4.1, (ii) ANGLOGOLD electing to earn the Buy-Back Interest, or (iii) its removal as Manager pursuant to Section 7. Subject to the provisions of Section 7, TALON hereby accepts this appointment and agrees to perform the duties of Manager as set forth herein.

(b) **ANGLOGOLD.** ANGLOGOLD shall serve as Manager for the period commencing with the termination of TALON's tenure as Manager as provided in Section 6.1(a) and concluding with the earlier of (i) termination by either Party pursuant to Section 4.1, (ii) the Buy-Back Right expiring without being exercised by ANGLOGOLD or ANGLOGOLD electing to terminate the Buy-Back Right, or (iii) a change of Manager pursuant to Section 7. Subject to the provisions of Section 7, ANGLOGOLD hereby agrees to accept appointment as herein provided and agrees to thereafter perform the duties of Manager as set forth herein.

6.2 Rights and Duties. The Manager shall conduct, direct, supervise and control all Operations of each Project undertaken by the Joint Venture and shall have control and custody of the Assets. Without limiting the generality of the foregoing, the Manager shall have the following specific rights, duties and obligations:

(a) The Manager shall prepare and submit to the Management Committee all work plans and budgets required by Section 10 and any supplemental work plans and budgets representing significant changes or departures from previously approved work plans and budgets in accordance with the provisions of this Section 6.2 and Section 10.

(b) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) monthly progress reports, which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and (v) such other reports as the Management Committee may reasonably request. At all reasonable times, the Manager shall provide the Management Committee access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records.

(c) The Manager shall conduct all Operations hereunder in accordance with (i) the standard of care specified in Section 6.2(l), (ii) each approved work plan and budget, and (iii) the terms and conditions of this Agreement.

(d) The Manager shall satisfy all obligations contained in any underlying agreements, shall perform all work required by Law, and shall be responsible for compliance with all Laws, including obtaining any necessary permits, licenses or authorizations. The Manager shall perform such Environmental Compliance and health and safety work as is required by and in conformance with applicable Law. If the cost of such operations, work, permits, licenses or authorizations is significant and is not included in a previously approved work plan and budget, the Manager shall give prompt written notice thereof to the Participants and all such costs shall be deemed approved additions to the work plan and budget then in effect.

(e) The Manager shall make calendar quarterly cash calls not less than twenty (20) days before the first day of each calendar quarter. As part of these cash calls, the Manager shall submit to each Participant a current cash forecast by month for the calendar quarter showing in reasonable detail:

(i) The estimated cash disbursements which the Manager will be required to make during such calendar quarter;

(ii) The extent, if any, to which the disbursements will be satisfied by uncommitted cash previously contributed to the Project by the Participants;

(iii) Anticipated receipts from any source, if any; and

(iv) The balance which will be required from each Participant each month for such cash call.

On or before the first day of each month during each calendar quarter, except as provided in Section 2.9, each Participant shall deliver to the Manager, to be received by the Manager before the first day of each month of the calendar quarter, its proportionate share of the contributions required for that month. In lieu of the foregoing advance cash calls, the Manager may make monthly cash calls in arrears, in which event the Manager shall supply the Non-Manager with the information specified in Section 6.2(e)(i)-(iv) as to amounts expended. In the event that a Participant fails to deliver to the Manager its proportionate share of contributions as aforesaid the Participating Interests of the Parties shall be subject to adjustment in accordance with the formula set forth in Section 11.2.

(f) In case of an emergency, the Manager may take such action and make such immediate expenditures as it may deem necessary for the protection of life or property, but the Manager shall give immediate written notice thereof to each Participant. Such expenditures shall be deemed approved additions to the work plan and budget then in effect.

(g) Except as otherwise expressly provided, the Manager shall keep the Assets free from all Encumbrances occasioned by Operations hereunder except those which the Manager is disputing in good faith. The Manager shall pay and discharge all costs and expenses incurred by virtue of Operations and shall charge these amounts to the Account in accordance with the respective Participating Interests of the Participants as provided in Sections 2 and 5 and the Accounting Procedure. The Manager shall account for any income or revenue received by the Manager for the Account from whatever source, and distribute cash and other property to the Participants according to their respective Participating Interests at the time the credit accrued.

(h) The Manager shall maintain all books and records concerning Operations in accordance with United States generally accepted accounting practices consistently applied and the Accounting Procedure. At all reasonable times, the Management Committee and each Participant shall have access to and the right to inspect, copy and audit the Manager's books, records and invoices pertaining to any matter of accounting relating to the Assets or the Operations.

(i) The Non-Manager and its duly authorized agents shall have the right, at its sole risk and expense and upon reasonable notice to the Manager, to enter upon and inspect the Assets. Such inspections shall be scheduled in a manner which will not unreasonably hinder, interrupt or interfere with the Operations and the activities of the Manager on the Properties. The Manager shall facilitate and assist inspections by the Non-Manager. In exercising its rights hereunder, the Non-Manager and its authorized agents or representatives, shall not unreasonably interfere with the Manager's activities and operations. The Non-Manager shall indemnify, defend and hold the Manager and its directors, officers, employees, agents and attorneys harmless from and against any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, fines, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) on account of, or arising directly or indirectly from any inspections and which are not the result, in whole or in part, of the negligence, wilful misconduct or intentional act or omission of the Manager.

(j) After commencement of Commercial Production, the Manager shall keep each Participant fully advised of the status of Operations through quarterly reports summarizing the nature and results of all Operations. The Manager shall also prepare and submit to the appropriate governmental authorities, with copies to the Non-Manager, all information and reports required to be submitted with respect to Operations. However, it is expressly understood and agreed that the Manager shall not be

liable to the Non-Manager for any mistakes, errors, or omissions in the information and reports so submitted to the Non-Manager or to governmental authorities except as a result of gross negligence, wilful misconduct or intentional act or omission of the Manager. Upon request, the Non-Manager shall supply the Manager with all information in its possession, or which it alone can reasonably obtain, required for the completion and submission of such reports.

(k) The Non-Manager and its duly authorized agents shall have the right upon reasonable notice to the Manager, to inspect all data concerning the Assets and Operations. Copies of all reports (including quarterly progress reports) prepared by the Manager will be distributed to each Participant within thirty (30) days after the reports are prepared. Within ninety (90) days following the end of a budget year, the Manager shall prepare and distribute an annual report for the Participants describing the results, interpretations and conclusions reached as a result of all Operations during the preceding twelve months and the activities and goals of the acquisition, exploration, Development or production programs during the forthcoming year. These reports shall include an accounting for expenditures made and revenues received during the preceding year and a forecast of costs to be incurred and revenues expected during the forthcoming year.

(l) The Manager shall discharge its duties under this Agreement and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with all Laws, the terms and provisions of concessions, leases, licenses, permits, contracts and other agreements pertaining to the Assets and the Operations and in accordance with ANGLOGOLD's current code of conduct and ANGLOGOLD's current operating policies regarding safety, environmental matters, sustainability, social responsibility and conflicts of interest, subject to such departures from such code of conduct and policies as the Manager may reasonably make. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss to the Joint Venture except to the extent caused by or attributable to the Manager's gross negligence, wilful misconduct or intentional act or omission. The Manager shall not be in default of its duties under this Agreement, if its inability to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

(m) The Non-Manager shall have no authority or right to obligate, burden or bind the Assets, the Manager, or any other Participant, except in the manner expressly provided for herein.

(n) The Manager shall have the right to retain such professionals and technical consultants as the Manager, after consultation with the Non-Manager, determines are necessary to conduct or protect proper Operations or the Assets.

(o) The Manager shall settle or defend, as in its sole judgment appears best, any and all claims and suits against the Participants, or either of them, or the Properties arising out of the conduct of Operations that are not fully covered by insurance maintained for the benefit of the Participants or the Joint Venture. However, no such settlement in excess of two hundred fifty thousand dollars ($250,000) shall be made by the Manager without prior approval of the Management Committee; provided, however, that if such a settlement or adjustment is (i) offered to the Joint Venture by another party to such a suit or claim, and (ii) acceptable to one Participant, the Participants withholding consent to any such settlement or adjustment shall be solely responsible for all amounts subsequently paid in settlement, adjustment or on any judgment of such claim or suit in excess of the amount for which consent was withheld, plus all attorneys' fees incurred by the Joint Venture because of such claim or suit after the date consent was withheld. The Manager shall give each Participant prompt notice of the commencement of any suits against the Joint Venture, the Participants, or either of them. The Non-Manager shall have the right to

appear in any litigation, to be represented by its own counsel and at its own expense, and to participate in any defense or settlement for which it is not fully indemnified pursuant to terms and conditions of this Agreement. Except as otherwise provided in this Agreement, (i) all costs and expenses incurred in settling or litigating such suits or claims and all payments of judgments, awards, claims or compromises of such claims and suits (including surface damage assessments) shall be charged to the Account, and (ii) all such costs and expenses shall be borne by the Participants in proportion to their respective Participating Interests effective at the time the liability arose, except as otherwise expressly provided in this Agreement.

(p) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors, provided, however, that the Manager shall be fully responsible for all Operations performed by its agents, Affiliates or independent contractors and for the acts and omissions of such agents, Affiliates or independent contractors and all persons either directly or indirectly employed by or associated with them, to the same extent as the Manager is responsible for Operations and the Manager's acts and omissions and the acts and omissions of persons directly employed by or associated with the Manager.

(q) The Manager shall perform or cause to be performed all assessment and other work and pay all Governmental Rentals required by Law in order to maintain the unpatented mining claims, mill sites, tunnel sites, and leases included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of Exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager's standard of care under Section 6.2(l). The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Rentals, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager's standard of care under Section 6.2(l).

(r) The Manager shall have the right at any time to conduct, or to contract with a third party to conduct a Project Feasibility Study with respect to all or any part of the Properties. The costs associated with any Project Feasibility Study shall be considered to be Exploration Expenses.

6.3 **Set-Off.** In the event the Manager markets the Non-Manager's share of production from the Properties, the Manager shall be entitled to deduct the Non-Manager's unpaid share of all operating expenses from the Non-Manager's share of the proceeds received from the sale of production. Subject to the application of the provisions of Section 11, in the event that either Participant is delinquent in any payment, the delinquent Participant shall not be permitted to take its share of production until the delinquent payment has been made.

Section 7. Change of Manager

7.1 Change of Manager.

(a) The Manager may resign from its duties and obligations at any time by giving written notice to all other Participants not less than ninety (90) days in advance of the effective date of the resignation.

(b) The Manager may be replaced in the event its Participating Interest ceases to be the largest as between the Participants. If the Participating Interest between the Participants is equal, the Participant then acting as Manager shall continue to be Manager.

(c) If the Manager becomes bankrupt or assigns, transfers or forfeits its Participating Interest, it shall cease to be the Manager on the date of bankruptcy or assignment or default in making its Initial Contribution, as the case may be, without the need of any further action of the Participants.

7.2 Replacement Manager and Interim Manager. Unless otherwise provided in this Agreement, a Manager which resigns or is replaced pursuant to this Section 7 shall continue to serve as the Manager (the "Interim Manager") until a successor (the "Replacement Manager") has been selected and is prepared to assume control, but shall not be obligated to so serve for more than ninety (90) days following the selection of a Replacement Manager. If a successor Manager has not been selected within sixty (60) days after the resigning Manager has given notice of its resignation, the Non-Manager shall automatically become the Replacement Manager. When it ceases to act as the Manager, the resigning Manager shall deliver to its successor custody and control of all Assets. The resigning Manager also may cause a final audit to be performed and charged to the Account, the results of which shall be delivered to its successor. A Replacement Manager shall assume all duties and responsibilities of the Manager and shall have all rights granted to the Manager by this Agreement.

Section 8. Insurance

The Manager shall secure and maintain adequate insurance covering liabilities which arise out of any Operations, provided that the insurer(s) shall be subject to the approval of the Management Committee. Coverage shall be in amounts customary in the mining industry under similar circumstances. At all times while conducting Operations pursuant to this Agreement, the Manager shall comply with applicable Worker's Compensation laws. Comprehensive public liability and property damage coverage shall be obtained with limits of not less than $1,000,000 per accident for bodily injury and property damage. Automobile insurance limits shall not be less than $1,000,000 per person and $1,000,000 per accident for bodily injury, and $1,000,000 per accident for property damage. The Manager shall also obtain adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. Upon request, the Manager shall furnish the Non-Manager with certificates of insurance secured and maintained pursuant to this Section 8. At the discretion of the Manager, such insurance may be included in the policies of insurance generally held by the Manager, and the Account shall be charged its pro rata share of the premiums for such insurance; provided, however, that the Manager may, with the consent of the Non-Manager, self insure against the foregoing hazards and liabilities.

Section 9. Management Committee

9.1 **Membership and Scope.** Upon timely satisfaction by the Participants of their respective Initial Contribution obligations as provided in Section 2.5, a Management Committee comprised of one representative and one alternate representative of each Participant shall be established. The Management Committee shall review the status of all Operations and activities conducted and expenditures made pursuant to this Agreement on or for the benefit of the Properties. The Management Committee shall act on behalf of the Participants in consultation with the Manager, shall be responsible for prescribing policy and direction for all Projects, and shall consider, approve and revise all work plans and budgets submitted pursuant to Section 10. The Manager shall consult freely with the Management Committee and shall keep the Management Committee fully advised of the status and results of present and prospective Operations. Interpretations and conclusions with respect to Operations and the Project shall be shared fully with each member of the Management Committee.

9.2 **Decisions.** Insofar as possible, approval of proposed work plans and budgets and all other actions and decisions of the Management Committee shall be accomplished by mutual agreement of the Participants. However, decisions on matters as to which the Participants have been unable to reach agreement, and resolution of disputes, shall be accomplished by voting. Except as provided in Section 9.3, each Participant's vote shall be weighted in proportion to its respective Participating Interest then in effect, and a majority of such Participating Interests voted shall determine the outcome of the vote. In the event of a tie vote and except as provided in Section 9.3, the Manager shall cast the tie-breaking vote. However, no such vote shall be effective if the result is contrary to the terms or purposes of this Agreement.

9.3 **Unanimous Approval Required.** Notwithstanding the provisions of Section 9.2, the following decisions shall require unanimous approval of the Management Committee, unless part of an approved Program and Budget:

(a) any decision to extend, reduce or substantially alter the objectives of the Joint Venture;

(b) any decision to materially alter or cease activities of the Joint Venture, other than as expressly provided for in this Agreement;

(c) any decision to make any capital expenditure exceeding Five Million Dollars ($5,000,000);

(d) any decision to commence, defend or settle any legal action in which the principal amount in issue has an aggregate damage value in excess of Two Hundred Fifty Thousand Dollars ($250,000); and

(e) any decision to liquidate the Joint Venture, except as expressly provided for herein.

9.4 **Designation of Representatives.** Each Participant shall advise the other in writing of the names and addresses of its representative and alternate representative, who shall be designated to represent and bind that Participant with respect to any matter pertaining to Operations. Each Participant's representative or alternate representative may be changed at any time by written notice to the other Participant.

9.5 Meetings.

(a) **Generally.** Regular meetings of the Management Committee shall be held at least quarterly at a time and place to be designated by the Chair of the Management Committee or such other place or places as may be mutually agreed upon by the Participants. Additional meetings may be called by either Participant by delivering a written request to the Manager stating the reasons for the meeting. Written notice of the time, place and agenda of each annual meeting shall be given by the Manager to each Participant not less than ten (10) days before such meeting, provided, however, that the Participants may waive notice of any such meeting either in writing or by attendance and participation of their respective representatives therein. The Manager's representative shall serve as Chair of all Management Committee meetings and shall conduct all Management Committee proceedings. Each Participant shall bear its own cost of attendance. However, if the Manager deems it necessary for any personnel who are assigned duties in connection with the conduct of Operations to attend any meeting, the cost of their attendance shall be charged to the Account. The Manager shall prepare and submit to the Non-Manager appropriate minutes of each meeting. The Non-Manager shall promptly approve the minutes or suggest modifications or corrections to them. Upon the agreement of all members of the Management Committee, any particular meeting may be held by telephone conference call.

(b) **Action Without Meeting.** In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the participants.

9.6 Dissolution of Management Committee. If the Participating Interest of either Participant terminates, whether by reason of the application of Section 11 or otherwise, the Management Committee shall be dissolved and the remaining holder of a Participating Interest shall succeed to all rights of the Management Committee.

Section 10. Submission and Approval of Work Plans and Budgets

10.1 Work Plans and Budgets. The Manager shall submit to the Management Committee work plans and budgets for all Operations, including major acquisitions and capital expenditures. Work plans and budgets shall be submitted at such times as either the Manager or the Management Committee deems appropriate. Each work plan and budget shall set forth with reasonable detail the nature, duration and projected costs of the proposed Operations and, to the extent practicable, shall encompass a significant and customary distinguishable activity, operation or operating phase of the various Projects from inception through completion. The term of each work plan and budget shall correspond to the total period required for the performance of the planned work. Unless the Participants otherwise agree, however, a work plan and budget shall be prepared for a period of one calendar year. Within fifteen (15) days following the submission of any work plan and budget by the Manager, the Non-Manager may also submit work plans and budgets for consideration by the Management Committee.

10.2 Properties Maintenance Program. The Manager may propose an annual program which calls for no expenditures other than the minimum necessary to maintain the Properties. However, if for the following year the Manager again proposes this minimum maintenance program, the Non-Manager may propose a program for that year which calls for an expenditure of no less than Fifty Thousand Dollars ($50,000) on the Properties. In such event, the Manager must elect to: (a) propose its own work program which calls for an expenditure of no less than Fifty Thousand Dollars ($50,000);

(b) participate pro-rata at the level of its then-current Participating Interest in the Non-Manager's proposed work program; (c) participate on a reduced basis in the Non-Manager's proposed work program; or (d) not participate in the Non-Manager's proposed work program. If the Management Committee elects to proceed under choice (a), the Manager shall continue as Manager. If the Management Committee elects to proceed under choice (b), (c) or (d), the Non-Manager shall become the Interim Manager during Operations conducted under the work plan and budget it proposed for that year.

10.3 Approval. The Management Committee shall convene within fifteen (15) days following the receipt of the last submitted original, alternative, or supplemental work plan and budget and shall consult in good faith in an effort to either agree upon a submitted proposal or formulate and approve a supplemental work plan and budget. If the Participants are unable to reach mutual agreement, the Management Committee may approve a work plan and budget by a vote pursuant to Section 9.2, or it may require the Manager to submit a new work plan and budget. In the latter event, the Non-Manager may submit alternative or supplemental work plans and budgets within the time limits set forth in Section 10.1 above. No work plan or budget receiving votes equivalent to less than 51% (or 50% plus the Manager's tie-breaking vote) of the Participating Interests shall be deemed approved. However, a Participant which voted against a work plan and budget that was nevertheless approved may elect not to participate as provided in the applicable provisions of Section 11.

10.4 Supplemental Work Plans. In the event that the Manager determines that additional, extra or abnormal operations or expenditures not included in a previously approved work plan and budget are necessitated or justified by the circumstances, the Manager shall prepare a supplemental work plan and budget specifying such additional operations and expenditures and shall furnish copies thereof to the Non-Manager. If the supplemental work plan and budget is acceptable to the Non-Manager, it may be approved by transmittal of written notice to the Manager and without the necessity of convening a Management Committee meeting. If a supplemental work plan and budget is not approved by the Non-Manager within five (5) days of receipt, or if the Manager deems it otherwise necessary or appropriate, the Manager shall call a meeting of the Management Committee. Upon approval of any supplemental work plan and budget, the Manager shall be deemed authorized to proceed with implementation thereof forthwith. However, nothing contained in this Section 10.4 shall be construed to restrict the Manager's rights and obligations to make certain expenditures in excess of amounts specified in previously approved work plans and budgets pursuant to Sections 6.2(e) and 6.2(f).

10.5 Budget Overruns. If the Manager exceeds an adopted work plan and budget by more than twenty percent (20%), unless authorized by the Management Committee or directly caused by an emergency or unexpected expenditure made pursuant to Sections 6.2(e) or 6.2(f), then the excess over twenty percent (20%) shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Manager's Participating Interest; provided, however, that before proceeds pursuant to Section 5.7 or Minerals pursuant to Section 12 are distributed to the Participants in accordance with their Participating Interests, the Manager shall be entitled to receive from such proceeds or Minerals reimbursement of such excess paid by the Manager. Budget overruns of twenty percent (20%) or less shall be borne by the Participants in proportion to their respective participation in the relevant work plan and budget subject to the overrun.

Section 11. Participation, Dilution and Conversion

11.1 Participation and Non-Participation. Prior to a Production Decision, either Participant may elect to participate fully or not to participate in a work plan and budget on a particular Project, or to

participate in a work plan and budget on a reduced basis on a particular Project by contributing less than would otherwise be chargeable to that Participant by virtue of its then Participating Interest. A Participant shall be deemed to have elected to participate fully unless, within thirty (30) days of approval of the work plan and budget for a particular Project by the Management Committee, it delivers to the other Participant and the Manager written notice of its election not to participate or to participate on a reduced basis. An election to participate shall be irrevocable. An election not to participate or to participate on a reduced basis shall be irrevocable as long as the Participant which elected to participate ("Participating Participant") spends no less than eighty percent (80%) of the amount it was obligated to contribute according to the approved work plan and budget for the particular Project. If the Participating Participant spends less than the aforesaid eighty percent (80%), the Participant electing not to participate or to participate on a reduced basis ("Non-Participating Participant") shall have the option to participate retroactively by making a cash contribution to the Account in the amount, plus interest, it failed to pay but would have contributed had it participated fully. If the Non-Participating Participant has the choice to participate retroactively, it must exercise such option by giving notice to the Participating Participant and by paying the full amount of the required cash contribution, plus interest at the rate of five percent (5%) per annum above the prime rate then being charged by the bank at which the Manager maintains the Account (but not in excess of any applicable usury rate), to the Manager for deposit in the Account within thirty (30) days of receipt from the Manager of the final budget report for the period covered by the work plan and budget. Upon receipt of such payment from the Non-Participating Participant, the Manager shall reimburse the Participating Participant the excess amount contributed by the Participating Participant on such work plan and budget together with the interest paid thereon by the Non-Participating Participant. All elections, whether voluntary or involuntary, under this Section 11 shall be made on a Project by Project basis.

11.2 Adjustment of Participating Interest. In the event that prior to a Production Decision any Participant elects not to participate or to participate on a reduced basis in any work plan and budget on a particular Project, or if for any reason the contributions of a Participant are not in proportion to its then Participating Interest on that particular Project, the Participating Interest of each Participant shall be adjusted on the basis of the following formula:

$$R = \frac{E}{T} \times 100$$

where:

E = The sum of (a) the value of that Participant's Initial Contribution, (b) the total of all that Participant's contributions to previous programs and budgets, and (c) the amount the Participant contributes to the approved program and budget.

T = The sum of (a) the value of all Participant's Initial Contributions, (b) the total of all Participants' contributions to previous programs and budgets, and (c) the amount that all Participants contribute to the approved program and budget.

R = The revised Participating Interest of that Participant for all Properties not part of a Project and for that Project expressed as a percentage.

The Participating Interest of the other Participant for the Properties shall thereupon become the difference between 100% and the recalculated Participating Interest.

In the event that the Participating Interest of a Participant is reduced to ten percent (10%) or less, such Participant's Participating Interest in the Properties shall be converted to a Royalty equal to two

percent (2%) of the net smelter returns from the sale of Minerals produced from the Properties. Upon conversion to the Royalty, such Participant shall thereupon automatically surrender its right to participate in the management of the Properties. Additionally, such Participant shall have no further right, title or interest in the Properties, Minerals produced from the Properties or Assets associated therewith, acquired under this Agreement or situate on or appurtenant to the Properties or Assets associated therewith, except to the extent of the Royalty, and such Participant shall no longer be a Participant to this Agreement and its rights under this Agreement shall terminate, except to the extent of the Royalty. The remaining Participant shall succeed to all of the right, title and interest in any or all of the Projects, Properties, Minerals produced from the Projects or Assets acquired under this Agreement or situate on or appurtenant to the Projects or Properties, subject to the Royalty. The conversion of a Participant's Participating Interest to the Royalty shall not relieve such Participant of its pro rata share of any liability, whether accruing before or after conversion, arising out of Operations conducted prior to conversion, including any Environmental Liabilities.

11.3 **Participation Following Dilution.** Each Participant shall be entitled to elect to participate in any work plan and budget up to the extent of its then effective Participating Interest in the Joint Venture as a whole. A Participant's Participating Interest may be increased only by virtue of reductions or forfeitures of the Participating Interest of the other Participant pursuant to this Section 11 or Section 20.3.

11.4 **Default Prior to Production Decision.** Upon the approval of a work plan and budget, other than a work plan and budget which provides for the attainment of Commercial Production on a particular Project, each Participant electing to participate therein shall become and remain responsible for payment of its full share of costs and expenditures of Operations in proportion to its Participating Interest, except as provided in Section 2.5 and in accordance with the Accounting Procedure. The Participants acknowledge that it will be difficult to measure the damages resulting from a failure by either Participant to make such payments. In the event of such a default, the non-defaulting Participant may, with respect to any such default not cured within ninety (90) days after Notice to the defaulting Participant of such default, elect one of the following remedies by giving Notice to the defaulting Participant:

(a) **Conversion and Effect Thereof.** As reasonable liquidated damages the non-defaulting Participant may elect to have the defaulting Participant's Participating Interest reduced as allowed under Section 11.2. The non-defaulting Participant's Participating Interest shall, at such time, become the difference between 100% and the further reduced Participating Interest of the defaulting participant. Such reductions shall be effective as of the date of the default.

(b) **Conversion to Royalty.** In the event that the Participating Interest of the Defaulting Participant is reduced to ten percent (10%) or less, such Participant's Participating Interest shall be converted to a Royalty equal to two percent (2%) of the net smelter returns from the sale of Minerals produced from the Properties. Upon conversion to the Royalty such Participant shall thereupon automatically surrender its right to participate in the management of the Properties. Additionally, such Participant shall have no further right, title or interest in the Properties, Minerals produced from the Properties or Assets associated therewith, acquired under this Agreement or situate on or appurtenant to the Properties or Assets associated therewith, except to the extent of the Royalty, and such Participant shall no longer be a Participant to this Agreement and its rights under this Agreement shall terminate, except to the extent of the Royalty. The remaining Participant shall succeed to all of the right, title and interest in any or all of the Projects, Properties, Minerals produced from the Projects or Assets acquired under this Agreement or situate on or appurtenant to the Projects or Properties, subject to the Royalty.

The conversion of the Defaulting Participant's Participating Interest to the Royalty shall not relieve such Participant of its pro rata share of any liability, whether accruing before or after conversion, arising out of Operations conducted prior to conversion, including any Environmental Liabilities.

11.5 Conversion to Royalty on Failure to Participate after a Production Decision. After a Production Decision, each Participant shall have sixty (60) days following the date on which the Management Committee issues a notice of Production Decision, to elect to participate in the financing of the Production Decision, based on the Project Feasibility Study and in accordance with its then Participating Interest. If a Participant gives notice to the Manager that it does not intend to participate in such financing in order to maintain its Participating Interest, or, upon expiry of the said sixty (60) days, such Participant has failed to elect to participate in the financing, or has failed to provide the Manager with reasonably satisfactory proof that such financing has been arranged or that sufficient funding is or will become available and will be made from the Participant's own cash resources, then such Participant's Participating Interest shall, where the other Participant arranges all of the financing, be converted to a Royalty equal to two percent (2%) of the net smelter returns from the sale of Minerals produced from the Properties, in accordance with Section 11.4(b).

11.6 Default after Production Decision. In the event of a failure after a Production Decision by either Participant to make payment of its full share of costs and expenditures of Operations in proportion to its Participating Interest, such Participant's Participating Interest shall be converted to a Royalty equal to two percent (2%) of the net smelter returns from the sale of Minerals provided from the Properties, in accordance with Section 11.4(b).

Section 12. Allocation And Disposition of Production

Each Participant may elect to take in kind or separately dispose of a share of all Minerals produced from the Properties proportional to its then Participating Interest. Any extra expenditure incurred by reason of the taking in kind or separate disposition by either Participant of its proportionate share of the Minerals so produced shall be individually borne by that Participant. Each Participant shall be required to construct, operate and maintain, all at its sole risk and expense, any and all facilities which may be necessary to receive, store and dispose of its share of production at the rate it is produced. In the event either Participant shall fail or refuse to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Minerals, the Manager shall have the right, but not the obligation, subject to revocation at will by the Participant owning the share, to purchase that Participant's share for its own account or to sell it to others at not less than the market price prevailing in the area and not less than the price which the Manager receives for its own share of the Minerals produced. All contracts of sale executed by the Manager for the other Participant's share of Minerals produced shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event shall any such contract be for a period in excess of one (1) year.

Section 13. Acquisitions Within Area of Interest

If either Participant (hereinafter called the "Acquiring Participant") shall, directly or indirectly, locate or otherwise acquire during the term of this Agreement any interest in real property or water rights related thereto (hereinafter called collectively the "Mineral Interest") which lies wholly or partly within the Area of Interest, the Acquiring Participant shall within thirty (30) days of such acquisition give notice of such acquisition or right to the same to the other Participant (hereinafter called the "Invited

Participant") together with copies of all related geological and other data in its possession and the Invited Participant shall have the right during the thirty (30) days next following the receipt of such notice and data, by written notice to the Acquiring Participant, to elect to participate in such acquisition to the extent of its Participating Interest. Failure to provide such notice to the Acquiring Participant shall be deemed to constitute an election by an Invited Participant not to participate in such acquisition and the Invited Participant shall have no right or interest in and to such Mineral Interest. If the Invited Participant elects to participate then:

(a) If such election is made during the Earn-In Period, then all acquisition costs paid (or the cash equivalent thereof) with respect to such Mineral Interest shall be included as part of the Exploration Expenses to be incurred by TALON pursuant to Section 2.5(b), and any such acquisition costs paid by ANGLOGOLD to a third party shall be reimbursed by TALON on request by ANGLOGOLD. If as a result of an Invited Participant electing during the Earn-In Period to participate in a Mineral Interest TALON incurs Exploration Expenses in excess of the Exploration Expenses to be incurred by TALON pursuant to Section 2.5(b), ANGLOGOLD will on TALON completing its Initial Contribution reimburse TALON for the share of any such excess expenditures proportional to ANGLOGOLD's then Participating Interest;

(b) If such election is made during the Buy-Back Period, then all acquisition costs paid (or the cash equivalent thereof) with respect to such Mineral Interest shall be included as part of the Exploration Expenses to be incurred by ANGLOGOLD pursuant to Section 2.7(a), TALON's Proportionate Share of such acquisition costs paid by TALON to a third party shall be reimbursed by ANGLOGOLD on request by TALON. If as a result of an Invited Participant electing during the Buy-Back Period to participate in a Mineral Interest ANGLOGOLD incurs Exploration Expenses in excess of the Exploration Expenses to be incurred by ANGLOGOLD pursuant to Section 2.7(a), TALON will on either ANGLOGOLD exercising the Buy-Back Right or the Buy-Back Period expiring without having been exercised by ANGLOGOLD, reimburse ANGLOGOLD for the share of any such excess expenditures proportional to TALON's then Participating Interest; and

(c) If such election is made at any time other than during the Earn-In Period or Buy-Back Period, then the Invited Participant shall, within sixty (60) days of such election or of the date of any later payment or expenditure made by the Acquiring Participant, reimburse the Acquiring Participant for the share of all acquisition costs paid (or the cash equivalent thereof) with respect to such Mineral Interest proportional to the Invited Participant's then Participating Interest;

and upon such reimbursement being duly made such Mineral Interest shall be deemed to form part of the Properties and an interest therein equivalent to the Participating Interest of the Invited Participant shall forthwith be conveyed to the Invited Participant. If the Invited Participant fails to reimburse the Acquiring Participant within sixty (60) days of the aforesaid election, the Participating Interest of that Participant shall be decreased as provided for in Section 11.2. Any agreement entered into by an Acquiring Participant for the acquisition of such Mineral Interest within the Area of Interest shall contain a term permitting the disposition of an interest therein to the other Participant.

Section 14. Abandonment, Surrender and Reacquisition of Properties

14.1 Abandonment of Properties. The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant (which objection shall be in writing), the

Participant which desires to abandon or surrender shall assign to the objecting Participant all of the non-objecting Participant's and the Joint Venture's interest in that part of the Properties to be abandoned or surrendered, and the abandoned or surrendered Properties shall cease to be part of the Properties.

14.2 Reacquisition. If all or part of the Properties are abandoned or surrendered by the Joint Venture under the provisions of this Section 14 and are subsequently abandoned or surrendered by the objecting Participant, and if within two (2) years thereafter either Participant reacquires any portion of such abandoned or surrendered Properties, the reacquired Properties shall be subject to the provisions of this Agreement, provided this Agreement is still in effect, unless the Participants otherwise agree in writing.

Section 15. Taxation

15.1 Taxes. Each Party shall pay its own federal and state income tax, net proceeds tax, severance tax, mining tax, and other taxes and assessments which are properly chargeable to the Parties individually with respect to the Properties, a particular Project, the Joint Venture, or Operations. In computing income taxes, each Party shall base its deduction for depletion of ore reserves on its applicable Participating Interest or Royalty interest, as the case may be. All taxes properly chargeable not to the Parties individually but to the Properties, a particular Project, the Joint Venture, or Operations shall be paid by the Manager from Joint Venture funds.

15.2 Elections. Unless otherwise mutually agreed prior to the required filing of an initial partnership return for the Joint Venture, each Party agrees and elects to be excluded from the application of all of the provisions of Subchapter K of the Internal Revenue Code, as authorized by regulations promulgated by the Secretary of the Treasury or his/her delegate under Section 761(a) thereof. Each Party agrees to execute or join in such instruments as are necessary to make such election effective, and hereby authorizes and directs the Manager to take such action with the proper administrative office or agency as may be necessary to effectuate this election. If the income tax laws of any applicable State or other jurisdiction contain or may hereafter contain provisions similar to those set out in Subchapter K which permit a similar election, each Party agrees that such election shall be exercised.

Section 16. Force Majeure

16.1 Force Majeure. Neither Participant shall be liable to the other Participant, and neither Participant shall be deemed in default hereunder, for any failure or delay (if such failure or delay could not have reasonably been avoided or prevented) in performing any of its covenants, agreements, or obligations (other than the obligation to pay money) caused by or arising out of force majeure. As used herein and subject to the provisions of Section 16.2 below, "force majeure" shall mean labor disturbances, shortage of labor or equipment, strikes, lockouts, other industrial disturbances, inability to obtain transportation, failure of title, act of God, act of a public enemy, war, blockade, riot, insurrection, disaster, lightning, fire, storm, flood, inclement weather, earthquake, explosion, litigation, restraining orders, injunctions, or orders of courts or government agencies, or the application of any Laws, restrictions, or actions or inactions of governmental agencies preventing action or performance by a Participant, or any other force, action or event on account of any eventuality or condition, whether enumerated or not, beyond the reasonable control of such Participant. Provided, however, that no such force, action or event shall constitute force majeure unless it constitutes a substantial, uncontrollable

force, action or event prohibiting the affected Participant from the required performance under this Agreement.

16.2 Environmental Force Majeure. In the event a Participant becomes or believes it is about to become subject to Environmental Laws affecting the Properties or a particular Project, including without limitation any permitting or licensing requirement or any court or governmental Law relating to Environmental Compliance or Environmental Liabilities, which will prohibit, delay or materially affect any Operations currently in progress or reasonably anticipated for a period in excess of sixty (60) days, that Participant shall have the right to declare the existence of a condition of force majeure for the period during which it is in good faith and diligently seeking an economically feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under, or prevent the issuance, enactment or promulgation of the Law.

16.3 Notification. The Participant affected by any condition of force majeure as described in this Section 16 shall promptly notify the other Participant in writing and shall use all reasonable diligence to remove any conditions of force majeure which may occur from time to time. No right of a Participant under this Agreement shall be affected for failure or delay of that Participant to meet any condition or perform any provision of this Agreement where such failure or delay is caused by a condition of force majeure as defined herein, and that Participant shall be excused from the performance of any obligation affected by the condition of force majeure during the period reasonably required to overcome the delay. However, nothing contained herein shall require the settlement of strikes, lockouts, or other labor difficulties by the affected Participant contrary to its wishes, and the disposition or manner of handling or remedying any and all such labor difficulties is hereby expressly acknowledged to be entirely within the discretion of the Participant concerned.

Section 17. Liability and Indemnity

17.1 Liability to Third Parties. It is understood and agreed between the Participants that ownership of the Assets shall be and is as tenants-in-common, and, except as provided in Sections 17.2(a) and (b), the liability of the Participants to third parties shall be several and individual and not joint or collective. As between the Participants, however, and except as provided in Sections 17.2(a) and (b), in the absence of proof of gross negligence, wilful misconduct or intentional act or omission on the part of the Manager or a Participant and subject to applicable provisions of this Agreement, all costs and expenses of satisfying, compromising, settling or defending against any claim or liability, including Environmental Liabilities, for damage, destruction, death, or injury to persons or properties arising out of or in any way connected with Operations conducted prior to the conversion of a Participant's Participating Interest to the Royalty under Section 11.4(b), 11.5 or 11.6 shall be allocated in proportion to the time-weighted average of Participants' respective Participating Interests over the term of the Joint Venture. As used herein, "time-weighted average" shall be expressed as a percent and determined by the following formula:

$$TWA = \frac{[PI(1) \times M(1)] + [PI(2) \times M(2)] + \ldots [PI(n) \times M(n)]}{M(1) + M(2) + \ldots M(n)}$$

Where:

TWA is the time-weighted average expressed as a percent;

PI(1) is the first Participating Interest held by a Participant expressed as a percent;

M(1) is the number of months or fraction thereof PI(1) was in effect;

PI(2) is the second Participating Interest held by a Participant expressed as a percent;

M(2) is the number of months or fraction thereof PI(2) was in effect;

PI(n) are the succeeding, individual Participating Interests held by a Participant up to the nth Participating Interest expressed as percentages (this will be a series of Participating Interests if more that three Participating Interests were held by a Participant);

M(n) is the number of months or fraction thereof each of the succeeding Participating Interests held by a Participant were in effect (this will be a series of numbers of months if more than three Participating Interests were held by a Participant).

17.2 Indemnity.

(a) ANGLOGOLD, Pre-Effective Date Liabilities. Subject to Section 3.3(d), ANGLOGOLD agrees to indemnify, defend and hold TALON and its directors, officers, employees, agents and attorneys, harmless from and against any and all claims, demands, liabilities, damages, expenses (including attorneys' fees, costs, expert witness fees and investigative expenses) and obligations (collectively in this Section 17.2 and in Section 17.3, the "Liabilities"), relating to or associated with the Properties which arise from or relate to any action or failure to act occurring or arising prior to the Effective Date, whether or not arising out of Laws (except Environmental Laws), now in effect or which may come into effect in the future (excluding any obligations with respect to Environmental Compliance and Environmental Liabilities), relating to any and all personal injuries, determined to have resulted, in whole or in part, from ANGLOGOLD's or its Affiliates', agents' or subcontractors' activities or omissions on the Properties or conditions made or caused by human intervention during the period for which indemnity is provided hereunder. Notwithstanding the foregoing and Section 3.1(k), upon TALON satisfying the requirements of Section 2.5(b), the Liabilities described in this Section 17.2(a), together with all Liabilities with respect to Environmental Compliance and Environmental Liabilities, shall be allocated between the Participants in accordance with Section 17.1.

(b) TALON, Liabilities Prior to Initial Contribution. TALON agrees to indemnify, defend and hold ANGLOGOLD, and its directors, officers, employees, agents and attorneys, harmless from and against any and all claims, demands, liabilities, damages, expenses (including attorneys' fees, costs, expert witness fees and investigative expenses) and obligations of, relating to or associated with the Assets which arise from or relate to any action, failure to act, or man-made condition occurring or arising during the period that TALON is engaged in making its Initial Contribution pursuant to Section 2.5(b), in whole or in part, whether or not arising out of Environmental Laws or other Laws now in effect or which may come into effect in the future, including without limitation (1) any obligations with respect to the Assets, including but not limited to Environmental Compliance and Environmental Liabilities, and (2) any and all personal injuries or property damage, determined to have resulted, in whole or in part, from TALON's or its Affiliates', agents' or subcontractors' activities or omissions on the Properties or with respect to the Assets, or conditions made or caused by human intervention during the period for which indemnity is provided hereunder. Notwithstanding the

foregoing, upon TALON satisfying the requirements of Section 2.5(b), the Liabilities described in this Section 17.2(b) shall be allocated between the Participants in accordance with Section 17.1.

(c) Cross Indemnities, Unauthorized Liabilities. Notwithstanding the provisions of Sections 17.2(a) and (b), each Participant shall indemnify, defend and hold harmless the other Participant, and its and their directors, officers, employees, agents and attorneys from and against any and all claims, demands, obligations, damages, liabilities, losses (including attorneys' fees, costs, expert witness fees and investigative expenses), arising out of any act or any assumption of liability by the indemnifying Participant or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other after the Effective Date, except pursuant to authority expressly granted herein or as otherwise agreed in writing between the Participants.

17.3 Damages. To enforce the provisions of this Section 17, the law of subrogation and contribution shall be applicable to the Liabilities under this Agreement.

Section 18. Relationship of the Participants

18.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other. The Participants do not intend to create and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither Participant shall have the authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties and obligations of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein and it is the express purpose and intention of the Participants that their ownership of the Properties and the personal property located thereon or used in connection therewith shall be as tenants in common.

18.2 Employees. Employees of the Manager are not, and shall not be deemed to be, employees of the Non-Manager. There shall be no employees of the Joint Venture.

18.3 Certain Restrictions. Neither Participant, without the written consent of the other, shall have the power or authority to sell, assign, convey, mortgage, pledge, or otherwise dispose of or hypothecate any of the Assets or any part thereof, except as otherwise expressly provided for in this Agreement.

18.4 Engaging in Business. Except as expressly provided in this Agreement, each Participant shall have the free and unrestricted right, independently or in combination with one or more third parties, to engage in and receive the full benefits of any and all business endeavors of any kind whatsoever, including but not limited to acquisition of mining properties, interests or rights and exploration for, production and sale of minerals which are not included in the definition of Minerals. Without limiting the generality of the foregoing, neither of the Participants to this Agreement shall have any obligation to the other with respect to an opportunity to acquire any mining property or other interest or right offered to or sought by it where Minerals are not the primary subject of recovery except as expressly provided or contemplated in this Agreement.

Section 19. Data, Information and Confidentiality

19.1 Confidentiality. Except as otherwise provided in this Agreement, each Participant agrees that without the prior written consent of the other Participant, it shall treat as confidential and prevent disclosure to any third parties of any geological, geophysical or other factual and technical information and data relating to the Assets or Operations. This obligation shall be a continuing obligation of each Participant subject to the provisions of Section 19.4. Except as expressly provided herein, each of the Participants shall be entitled to all information respecting the Assets and Operations, including copies of all maps, data and reports which can be reproduced and which have not previously been furnished to the Participant.

19.2 Public Announcements. No Participant shall make any announcement, press release or public statement relating in any manner to this Agreement, the Assets or Operations without first furnishing the proposed text thereof to the other Participant and obtaining the other Participant's prior approval in writing, which approval shall not be unreasonably withheld or delayed. The other Participant shall use its reasonable efforts to respond to any request for consent within three (3) Business Days. Whenever practicable and appropriate, the Participants hereby agree that any announcements, press releases or public statements shall be issued jointly by the Participants.

19.3 Exceptions. The approval required by Sections 19.1 and 19.2 shall not apply to a disclosure:

(a) To an Affiliate, consultant, contractor, or subcontractor that has a bona fide need to be informed;

(b) Reasonably required by a third party or parties in connection with negotiations for a permitted transfer of an interest under this Agreement, a Participating Interest or an interest in the Assets, or for a transfer of the Royalty, or the acquisition of an equity or other interest in a Participant to such third party or parties;

(c) To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules or policies of any stock exchange or securities regulatory authority;

(d) Reasonably required by a Participant in the prosecution or defense of a lawsuit or other proceedings;

(e) As reasonably required by a financial institution or other similar entity in connection with any financing being undertaken by a party hereto permitted by Section 20.2 and required for purposes of this Agreement; .

(f) Information which is or becomes part of the public domain other than through a breach of this Agreement;

(g) Information already in the possession of a Participant or its Affiliate prior to receipt thereof from any other Participant or its Affiliates or development of such information under this Agreement;

(h) Information lawfully received by a Participant or an Affiliate from a third party not under an obligation of secrecy to the other Participant; or

(i) Following the termination of this Agreement, confidential information reasonably required by a third party or parties in connection with negotiating for a transfer of an interest in the Assets.

(j) As reasonably required by representatives of a registered securities brokerage firm or of a mutual, pension or other investment fund, mining industry analysts or mining or securities journalists participating in a tour pursuant to Section 23.2.

In any case to which this Section 19.3 is applicable, the disclosing Participant shall provide the proposed text to the other Participant prior to making such disclosure. As to any disclosure pursuant to Section 19.3(a), (b), (e) or (j) only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and as to any disclosure pursuant to Section 19.3(a), (b) or (c) such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Section 19.

19.4 Duration of Confidentiality. Subject to Section 19.3(i), the provisions of this Section 19 shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to Section 4.1 and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who transfers its Participating Interest, for two (2) years following the date of such occurrence.

19.5 Delivery of Data at Termination. Upon termination of this Agreement and provided that ANGLOGOLD has an interest in the Assets, a Participating Interest or an interest in the Royalty at the time of termination, TALON shall deliver to ANGLOGOLD the original and all copies of all records, data and information generated with respect to the Properties including, but not limited to, maps, drill logs and reports, assays, surveys, geological, geophysical, geochemical or similar data.

19.6 National Policy 43-101. TALON acknowledges that ANGLOGOLD has no obligation to TALON:

(a) to prepare, or to assist TALON in the preparation of, any technical report or reports relating to the Properties which the other party may be required to prepare and file with any Canadian or other regulatory authority at any time pursuant to National Instrument 43-101 "Standards of Disclosure for Mineral Projects" ("NI 43-101"), as amended from time to time, or any similar regulatory policy in any other jurisdiction; or

(b) to provide the services of, or to assist the other party in procuring the services of, a "qualified person" (as that term is defined in NI 43-101), or equivalent in any other jurisdiction to produce, or to oversee the production of, any such technical report or reports.

Section 20. Transfer and Assignment of Interests

20.1 Restriction on Transfer. Except as permitted under this Agreement, neither Participant shall be entitled to sell, convey, transfer or assign any part of its Participating Interest, without the prior written approval of the other Participant, which approval shall not be unreasonably withheld. Any

proposed sale, conveyance, transfer or assignment shall be subject to the provisions of Section 20.3. Any sale, conveyance, transfer or assignment of a Participating Interest made without compliance with the provisions of Sections 20.1, 20.2 and 20.3 shall be void *ab initio*.

20.2 Security Instruments and Liens. Neither Participant shall give or enter into any kind of security instrument affecting the Assets or its Participating Interest, or permit any kind of lien to attach to the Assets or its Participating Interest, except for the purpose of securing Project financing, including its share of funds for Development or Mining costs, unless the security instrument or lien contains provisions reasonably satisfactory to the other Participant that: (a) any purchaser on foreclosure shall take subject to this Agreement; and (b) any security interest or lien shall be subordinate to the right of the other Participant to obtain any interest in the Assets, or any additional Participating Interest through dilution or default or the Royalty through conversion.

20.3 Preferential Purchase Right. Except as otherwise specifically provided herein and excluding the Royalty:

(a) if at any time or times prior to satisfaction by TALON of the requirements of Section 2.5(b) and during the term of this Agreement TALON intends to sell, assign, transfer or convey its interest under this Agreement; and

(b) if at any time or times after satisfaction by TALON of the requirements of Section 2.5(b) and during the term of this Agreement a Participant intends to sell, assign, transfer or convey its interest under this Agreement;

including, without limitation, a Participating Interest, or interest in any Assets or production from any of the Properties (including without limitation the Royalty), the transferring Participant shall deliver to the non-transferring Participant written notice of such intent, summarizing in reasonable detail all of the terms of the proposed sale, assignment, transfer or conveyance. The non-transferring Participant shall then have the exclusive right during the ninety (90) day period following receipt of the notice to elect to purchase the interest described in the notice for a sum of money equal in value to the consideration which would be received by the transferring Participant under the terms set forth in the written notice. If the non-transferring Participant elects to acquire the interest described in the notice, it shall so notify the transferring Participant in writing within the ninety (90) day period and, upon acquisition by the non-transferring Participant of the interest transferred, the non-transferring Participant shall be responsible for the transferring Participant's share of obligations under this Agreement with respect to the interest transferred accruing from and after the closing of the acquisition and compliance with Section 20.5, except in the case of security assignments. The closing of the acquisition, transfer of title and payment of the acquisition price shall be held within ninety (90) days after the date of receipt of the notice by the non-transferring Participant or at such other date as agreed in writing by the Parties. If the non-transferring Participant fails to notify the transferring Participant of its election within the ninety (90) day period or provides notice of its intent not to exercise this right, then the transferring Participant shall have the right, for a period of ninety (90) days after the expiration of the ninety (90) day notice period or after receipt of notice not to exercise its right, whichever the case may be, to sell, assign, transfer or convey the interest described in the notice, but only on the terms and conditions set forth in the notice and subject to all of the provisions of this Agreement. The non-transferring Participant shall cooperate to the extent reasonably required to facilitate any sale, assignment, transfer or conveyance by the transferring Participant made in accordance with this Section 20.3. If the transferring Participant has not transferred its interest within the said ninety (90) day period, then the provisions of this Section 20.3

shall again become applicable to any transfer by the transferring Participant of its interest under this Agreement.

If the terms of any proposed sale, assignment, transfer or conveyance as aforesaid provide for any non-cash consideration to be paid by the third party purchaser, the notice shall specify the transferring Participant's good faith estimate of the cash equivalent of such non-cash consideration, which estimate, if not reasonably concurred in by non-transferring Participant, shall be submitted to arbitration for final determination pursuant to Section 21.

20.4 Entire Interest. No conveyance, assignment or other transfer affecting any interest under this Agreement, excluding the Royalty but including, without limitation, a Participating Interest, or interest in any Assets or production from any of the Properties, or the Royalty, shall be made which covers the entire undivided interest of the assignor or seller, without securing the prior written consent of the other Party, which consent shall not be unreasonably withheld.

20.5 Effective Date of Assignment. No assignment or transfer of any interest shall be binding upon the Manager until the expiration of ten (10) Business Days following the day on which the transferor or transferee shall have furnished the Manager with an original or certified copy of an executed agreement for the assignment or transfer and the complete address of the transferee. Any assignment or transfer of an interest, whether expressly stated or not, shall operate to impose upon the assigned or transferred interest the proportionate part or share of any unpaid obligation previously accrued and chargeable hereunder to the assigned or transferred interest of the transferor of any liability or obligation which accrued prior to the assignment or transfer. No assignment or transfer shall operate as a novation except as expressly provided in a written agreement separately executed after the date of this Agreement by the non-transferring Participant.

No transfer shall be effective until the transferee agrees in writing to be bound by the terms and provisions of this Agreement as though it had been a party hereto in the first instance. No transfer shall relieve the transferor from any obligation or liability accrued or accruing to it (including Environmental Liabilities) in consequence of Operations performed pursuant to or arising out of this Agreement prior to such transfer and, in the case of any transfer specified in Section 20.8, after any such transfer.

20.6 Governmental Approval or Authority. If any governmental approval or authorization is required to permit an acquisition by any Participant to which an interest is offered, the ninety (90) day period referred to in this Section 20 shall be extended by an additional number of days as may be reasonable under the circumstances, provided that the Participant intending to acquire the interest diligently takes all steps necessary to obtain such approvals or authorizations.

20.7 Transfer or issue of TALON Shares. The provisions of Sections 20.1 to 20.6 inclusive shall apply *mutatis mutandis* to the transfer or issuance of shares in the capital stock of TALON, whether before or after satisfaction by TALON of the requirements of Section 2.5(b), and no shares of TALON shall be transferred or issued except in accordance with this Section 20.

20.8 Exempt Transactions. The following transfers or assignments of a Party's Participating Interest or interest in the Assets or production from the Properties, or transfer or issue of shares in the capital stock of TALON, shall be exempt from the provisions of this Section 20: (a) to an Affiliate of a Participant, (b) a Participant's pledge, mortgage or other Encumbrance of the Royalty or pursuant to Section 20.2, or (c) in connection with a corporate reorganization, consolidation, amalgamation, combination or merger of the Participant.

Section 21. Dispute Resolution

21.1 Informal Dispute Resolution. As a condition precedent to the right to demand arbitration, all disputes arising under this Agreement shall be submitted in writing for resolution, by either Participant, to the Representatives of the Participants who shall, in good faith, attempt to resolve the matter within five (5) Business Days of submission. Upon their failure to do so, the matter shall be submitted to the Vice President of each Participant responsible for the Operations who shall, in good faith, attempt to resolve the matter within five (5) Business Days of submission. Upon their failure to do so, the matter shall be submitted to the Chief Executive Officer of each Participant who shall, in good faith, attempt to resolve the matter within five (5) Business Days of submission. Upon their failure to do so, the matter may be submitted by either Party to arbitration as provided in Section 21.2.

21.2 Arbitration. Upon the failure of the informal procedure set forth in Section 21.1 to achieve a resolution, the dispute shall be submitted to arbitration as provided in this Section 21.2.

(a) Following exhaustion of the informal dispute resolution procedure set forth in Section 21.1, either Party may demand arbitration by giving to the other Party a notice specifying with particularity the issue(s) in dispute, the amount involved, and the remedy requested. Demand for arbitration must be given within one year after the date of the act or omission out of which the dispute arose as otherwise it shall be deemed to be conclusively waived. Within twenty (20) days after receipt of the notice, the responding Party shall answer the demand in writing, specifying with particularity the facts or issues that the responding Party disputes.

(b) Within ten (10) Business Days after the responding Party's answer, each Party shall select one qualified arbitrator. Each arbitrator shall be a disinterested person qualified by education and experience to hear and determine the issues and facts to be arbitrated. Within ten (10) Business Days after their selection, the arbitrators so chosen shall select a neutral arbitrator similarly qualified. If the named arbitrators cannot agree on a neutral arbitrator, either arbitrator may make application to the chief judge of the United States District Court for the District of Alaska, with a copy to both parties, requesting that court to appoint the third arbitrator. The court's selection shall be final and binding on the Parties. If either Party does not name an arbitrator, the arbitrator named by the other Party shall serve as the sole arbitrator.

(c) Within five (5) Business Days of the appointment of the third arbitrator, each Party shall present in writing to the arbitrators (with a copy to the other Party) its statement of the issues and facts in dispute. Any question regarding the arbitrability of the dispute shall be decided by the arbitrators. The arbitrators, as soon as possible, but not more than thirty (30) days after their appointment, shall meet at a time and place reasonably convenient for the parties, after giving each Party at least ten (10) days' notice. Unless otherwise agreed in writing, arbitration shall be held in the county in which the Properties are located. The arbitration hearing shall be conducted in accordance with such rules as may be agreed to by the Parties, such rules to generally follow the Commercial Arbitration Rules of the American Arbitration Association. If there is any conflict between the provisions of this Agreement and the provisions of the Commercial Arbitration Rules of the American Arbitration Association, the provisions of this Agreement shall prevail. The failure of a Party to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall be required at all hearings. Action of the arbitrators shall be by majority vote. After hearing the Parties in regard to the matter in dispute, taking such evidence and making such other investigations as justice requires and as the

arbitrators deem necessary, they shall decide the issues submitted to them within ten (10) days thereafter and serve a written, signed copy of the award upon each Party.

(d) The award shall be final and binding on the parties, and judgment on the award may be entered by any court of competent jurisdiction. If the parties settle the dispute in the course of the arbitration, the settlement shall be approved by the arbitrators on request of either Party and shall become the award. Fees and expenses of the arbitration shall be allocated between the parties as provided by the arbitrators. The prevailing Party in the arbitration proceedings shall be entitled to receive from the other Party reasonable attorneys' fees and costs (including expert witness and consultants fees) to be determined by the arbitrator(s).

Section 22. Co-Covenantor

22.1 Co-Covenantor of TALON. ITH shall be jointly and severally liable with TALON for the due performance and satisfaction of all obligations and liabilities of TALON and all undertakings, licences, grants, agreements, conditions, covenants, obligations, stipulations and provisions of or effected under or pursuant to this Agreement, as supplemented, modified and amended from time to time and any and all ancillary and related agreements, undertakings and instruments (the "Related Agreements"), as supplemented, modified and amended from time to time (all of the foregoing of which are, collectively, in this Section 22 called the "Obligations"). ITH covenants with ANGLOGOLD to cause TALON to duly keep, observe and perform each and every of the Obligations at the times and in the manner provided in this Agreement and the Related Agreements, as supplemented, modified and amended from time to time.

22.2 Continuing Liability. The liability of ITH shall survive any act, omission or circumstance which might otherwise release or diminish the liability of a covenantor, guarantor or surety. Any extension of time which may be given by ANGLOGOLD and/or any of its designated Affiliates from time to time, and any waiver or release by ANGLOGOLD and/or any of its designated Affiliates from time to time, shall not release or diminish the liability of ITH hereunder.

22.3 Further Assurances. ITH shall from time to time at the request of ANGLOGOLD and/or any of its designated Affiliates execute and deliver such further assurances as ANGLOGOLD and/or any of its designated Affiliates may reasonably require, including confirmation from time to time of ITH's joint and several liability of the Obligations.

22.4. Disclaimer. In the event of disclaimer of this Agreement or any of the Related Agreements by a trustee in bankruptcy or in connection with insolvency, then if requested by ANGLOGOLD ITH shall, to the extent permitted by law, execute and deliver new agreements with ANGLOGOLD on the same terms and conditions as this Agreement and each of the Related Agreements, as supplemented, modified and amended from time to time.

22.5 Modification of Agreements. If this Agreement or any of the Related Agreements is modified or amended in any way or if the term of any of these agreements is extended, or if new agreements are entered into between ANGLOGOLD and TALON for any related subject matter, then, in all such cases, ITH shall be liable under this Agreement and each of the Related Agreements as so renewed, modified, amended, supplemented and extended and shall be liable under any such new agreements.

22.6. Representative and Agent. ANGLOGOLD may for all purposes treat TALON as representative and agent for ITH, and as between ANGLOGOLD and ITH it shall be ITH's responsibility to communicate with and deal with and exercise control to the extent desired over TALON, and any consent, approval, modification, amendment, supplement, renewal, extension or other dealing whatever entered into or reached or obtained or approved by TALON shall be binding on ITH, as between ITH and ANGLOGOLD, regardless whether TALON was aware of it or concurred.

22.7 Survival. ITH's obligations in connection with this Section 22 shall survive any termination or expiry of this Agreement and any of the Related Agreements.

Section 23. Miscellaneous Provisions

23.1 Covenant Running With the Land. This Agreement and amendments hereto, if any, shall be deemed a covenant running with the Properties. The Properties shall be subject to all charges contained herein and to all of the terms, provisions and conditions of this Agreement.

23.2 Investor Tours. The Participants may, upon not less than thirty (30) days' notice to Manager, or to TALON if the tour is to be conducted by ANGLOGOLD prior to satisfaction by TALON of the requirements of Section 2.5(b), conduct tours of the Assets by investors, representatives of a registered securities brokerage firm or of a mutual, pension or other investment fund, mining industry analysts or mining or securities industry journalists; provided, however, that such tours shall not unreasonably interfere with the Manager's activities and Operations, or those of TALON if prior to satisfaction by TALON of the requirements of Section 2.5(b); provided further, that such tours shall be at the cost and expense of the Participant requesting the same. The Participant conducting any such tour shall indemnify, defend and hold the other Participant and its directors, officers, employees, agents and attorneys harmless from and against any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, fines, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) on account of, or arising directly or indirectly from such tour and which are not the result, in whole or in part, of the gross negligence, wilful misconduct or intentional act or omission of the other Participant.

23.3 Governing Law. For all purposes, the validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of Alaska without regard to its conflicts or choice of law provisions. Each party submits to the exercise of personal jurisdiction over said party by the state and federal courts located within the State of Alaska, for all purposes relating to the interpretation or enforcement of this Agreement.

23.4 Rule Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest this interest in the acquirer within twenty-one (21) years after the Effective Date.

23.5 Partition of the Properties. Each Participant hereto covenants and agrees that so long as this Agreement is in effect, it shall not commence an action for partition or sale of ownership interests in the Properties.

23.6 Disputes Not to Interrupt Operations. Disputes or differences between the Participants shall not interrupt activities or Operations undertaken pursuant to this Agreement. In the

event of any dispute or difference, Operations shall be made in the same manner as prior to such dispute or difference until the matter in dispute has been finally determined between the Participants. Upon final determination, the Participants shall make any payment or restitution which may be required under the terms of the settlement or final determination of the dispute.

23.7 Attorneys' Fees and Costs. In any litigation between the Participants or any person claiming under them, resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses, attorneys and expert witness fees and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

23.8 No Implied Covenants. It is expressly understood and agreed that no implied covenant or condition, other than the covenant of good faith and fair dealing, shall be read into this Agreement relating to acquisition, exploration, Development, mining or production or the time therefor, or to any obligation of the Participants hereunder or to the measure of diligence thereof.

23.9 Integration and Amendments. This Agreement, together with all Exhibits attached hereto and made a part hereof, supersedes all prior agreements or representations of the Participants and constitutes the sole understanding of the Participants with respect to the subject matter hereof. Unless otherwise specifically so provided herein, no amendments, modifications, alterations, or waivers of the terms or provisions of this Agreement shall be binding unless written and dated subsequent to the date of this Agreement and executed by the Participants.

23.10 Other Instruments. The Participants agree that they shall execute any and all instruments which may be necessary or required to carry out and effectuate any and all of the provisions or objectives of this Agreement.

23.11 Construction. Section headings in this Agreement are inserted for convenience of reference only and shall not be taken or construed to define, limit or describe the scope or intent of this Agreement or affect its terms and provisions.

23.12 Recording Memorandum. Whenever requested to do so by one Participant, the other Participant shall execute counterparts of a Memorandum of this Agreement in order to place on record each Participant's rights and interests in the Properties subject to this Agreement. The Memoranda shall be prepared and recorded by the Manager and shall contain or describe those terms and provisions of this Agreement which the Manager deems necessary. All statutory recording fees shall be paid by the Joint Venture.

23.13 Counterparts. This Agreement may be executed separately in any number of counterparts, by original or fax copy by each Participant without the necessity of the other Participant executing the same counterpart. Each counterpart shall be deemed to be an original, but all of them together shall constitute one and the same instrument.

23.14 Notices. Any notice, election, invoice, statement, billing, payment or other correspondence required or permitted hereunder shall be deemed to have been properly given or

delivered when made in writing and hand-delivered to the Participant to whom directed, or when sent by certified or registered mail, with all necessary postage or charges fully prepaid, return receipt requested, and addressed to the Participant to who directed at the following address:

ANGLOGOLD:	AngloGold Ashanti (U.S.A.) Exploration Inc. 7400 E. Orchard Road, Suite 350 Greenwood Village, Colorado U.S.A. 80111 Attn: Director, Land and Business Relations
TALON:	Talon Gold Alaska, Inc. 507 – 837 West Hastings Street Vancouver, B.C. Canada V6C 3N6 Attn: Anton J. Drescher
with a copy to:	International Tower Hill Mines Ltd. 507 – 837 West Hastings Street Vancouver, B.C. Canada V6C 3N6 Attn: Anton J. Drescher
ITH:	International Tower Hill Mines Ltd. 507 – 837 West Hastings Street Vancouver, B.C. Canada V6C 3N6 Attn: Anton J. Drescher

Either Participant hereto or ITH may change its address for the purpose of notices or communications hereunder by furnishing notice thereof to the other Participant in compliance with this Section 23.14.

23.15 Succession. Subject to the provisions stated herein, this Agreement shall be binding upon and inure to the benefit of the Participants and their respective successors, legal representatives and permitted assigns.

23.16 Conditions Precedent. Notwithstanding anything herein contained:

(a) **Closing of Asset Purchase and Sale and Indemnity Agreement and LMS Option Agreement.** The obligation of each Party to complete the transactions contemplated by this Agreement is conditional upon fulfillment of the conditions precedent in Section 11.1 of the Asset Purchase and Sale and Indemnity Agreement dated for reference the 30th day of June, 2006 between ANGLOGOLD, ITH and TALON and the completion of the Closing as defined therein.

(b) **TSX Venture Exchange Approval.** The obligation of each Party to complete the transactions contemplated by this Agreement is conditional on the TSX Venture Exchange, on or before the Effective Date, having given the Purchaser final notice of acceptance of the transactions contemplated by this Agreement.

(c) **Non-Satisfaction.** The conditions contained in Section 23.16(a) and (b) are for the benefit of both ANGLOGOLD and TALON. If any such conditions precedent are not so fulfilled at the Effective Date, either party may, by written notice and without prejudice to any other rights or remedies at law or in equity including its right to claim against the other party any damages from or relating to the non-fulfillment of such condition precedent if the failure to fulfill such condition precedent was the result of a breach or a default by the other party of any of its agreements or covenants herein or the result of any untrue or incorrect representation or warranty of the other party:

(1) waive such condition precedent in whole or in part and elect to complete the transactions contemplated by this Agreement; or

(2) rescind this Agreement by notice in writing to the other party, in which case the rescinding party shall, except as may otherwise be specifically provided herein, be released from all representations, warranties, covenants and agreements hereunder.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.

By: ______________________
Name: PETER V. O'CONNOR
Title: SECRETARY & G.C.

TALON GOLD ALASKA, INC.

By: ______________________
Name: ANTON (TONY) J. DRESCHER
Title: PRESIDENT

INTERNATIONAL TOWER HILL MINES LTD.

By: ______________________
Name: ANTON (TONY) J. DRESCHER
Title: PRESIDENT

PROVINCE OF BRITISH COLUMBIA)
) ss:
CITY OF VANCOUVER)

THIS IS TO CERTIFY that on the 4TH day of AUGUST, 2006, at Province of British Columbia, City of Vancouver, before me personally appeared PETER V. O'CONNOR and he acknowledged to me that he executed the foregoing document as the free and voluntary act and deed of ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.; that he is the SECRETARY AND GENERAL COUNSEL of said corporation and is authorized to so execute; that he knew the contents thereof and that the same was the free and voluntary act of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal.

MY COMMISSION DOES NOT EXPIRE

Notary Public, Province of British Columbia

JOHN D. McINNIS
Barrister & Solicitor
1900 - 1040 W. GEORGIA ST.
VANCOUVER, B.C. V6E 4H3
604-689-1811

(Printed Name of Notary Public)

PROVINCE OF BRITISH COLUMBIA)
) ss:
CITY OF VANCOUVER)

THIS IS TO CERTIFY that on the 4th day of August, 2006, at Province of British Columbia, City of Vancouver, before me personally appeared TONY DRESCHER, and he acknowledged to me that he executed the foregoing document as the free and voluntary act and deed of TALON GOLD ALASKA, INC.; that he is the PRESIDENT of said corporation and is authorized to so execute; that he knew the contents thereof and that the same was the free and voluntary act of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal.

Notary Public, Province of British Columbia

(Printed Name of Notary Public)

LAWRENCE W. E. TALBOT
NOTARY PUBLIC
BRITISH COLUMBIA

PROVINCE OF BRITISH COLUMBIA)
) ss:
CITY OF VANCOUVER)

THIS IS TO CERTIFY that on the 4th day of August, 2006, at Province of British Columbia, City of Vancouver, before me personally appeared TONY DRESCHER, and he acknowledged to me that he executed the foregoing document as the free and voluntary act and deed of INTERNATIONAL TOWER HILL MINES LTD.; that he is the PRESIDENT of said corporation and is authorized to so execute; that he knew the contents thereof and that the same was the free and voluntary act of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal.

Notary Public, Province of British Columbia

(Printed Name of Notary Public)

LAWRENCE W. E. TALBOT
NOTARY PUBLIC
BRITISH COLUMBIA

Lib2:88813.1

EXHIBIT A

TO

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

BY AND AMONG

ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.,

TALON GOLD ALASKA, INC.

AND

INTERNATIONAL TOWER HILL MINES LTD.

TERRA PROPERTY

Lease dated March 22, 2005 between Ben Porterfield, Lessor and AngloGold Ashanti (U.S.A.) Exploration Inc. pertaining to the following five "Fish Creek" State unpatented claims, as follows:

Claim Name	ADL No.	Doc No.	Meridian	Township	Range	Section	Quarter
Fish Creek 1	648383	2005-000012-0	Seward	20N	24W	31	NW
Fish Creek 2	648384	2005-000013-0	Seward	20N	24W	31	SW
Fish Creek 3	648385	2005-000014-0	Seward	19N	24W	6	NW
Fish Creek 4	648386	2005-000015-0	Seward	19N	24W	8	SW
Fish Creek 5	648387	2005-000016-0	Seward	19N	24W	17	NW

141 "TX" claims owned by AngloGold Ashanti (U.S.A.) Exploration Inc. located in the Fairbanks Recording District as follows:

Claim Name	ADL No.	Doc No.	Meridian	Township	Range	Section	Quarter
TX 01	645778	2004-000282-0	Seward	20 North	25 West	36	SE
TX 02	645779	2004-000283-0	Seward	19 North	25 West	1	NE
TX 03	645780	2004-000284-0	Seward	19 North	25 West	1	SE
TX 04	645781	2004-000285-0	Seward	19 North	25 West	12	NE
TX 05	645782	2004-000286-0	Seward	19 North	25 West	12	SE
TX 06	645783	2004-000287-0	Seward	20 North	24 West	30	SW
TX 07	645784	2004-000288-0	Seward	19 North	24 West	6	SW
TX 08	645785	2004-000289-0	Seward	19 North	24 West	7	NW
TX 09	645786	2004-000290-0	Seward	19 North	24 West	7	SW
TX 10	645787	2004-000291-0	Seward	19 North	24 West	18	NW
TX 11	645788	2004-000292-0	Seward	20 North	24 West	30	SE
TX 12	645789	2004-000293-0	Seward	20 North	24 West	31	NE
TX 13	645790	2004-000294-0	Seward	20 North	24 West	31	SE
TX 14	645791	2004-000295-0	Seward	19 North	24 West	6	NE
TX 15	645792	2004-000296-0	Seward	19 North	24 West	6	SE
TX 16	645793	2004-000297-0	Seward	19 North	24 West	7	NE
TX 17	645794	2004-000298-0	Seward	19 North	24 West	7	SE
TX 18	645795	2004-000299-0	Seward	19 North	24 West	18	NE
TX 19	645796	2004-000300-0	Seward	20 North	24 West	32	SW
TX 20	645797	2004-000301-0	Seward	19 North	24 West	5	NW
TX 21	645798	2004-000302-0	Seward	19 North	24 West	5	SW

Claim Name	ADL No.	Doc No.	Meridian	Township	Range	Section	Quarter
TX 22	645799	2004-000303-0	Seward	19 North	24 West	8	NW
TX 23	645800	2004-000304-0	Seward	19 North	24 West	5	NE
TX 24	645801	2004-000305-0	Seward	19 North	24 West	5	SE
TX 25	645802	2004-000306-0	Seward	19 North	24 West	8	NE
TX 26	645803	2004-000307-0	Seward	19 North	24 West	8	SE
TX 27	645804	2004-000308-0	Seward	19 North	24 West	17	NE
TX 28	648390	2005-000023-0	Seward	20 North	24 West	29	NW
TX 29	648391	2005-000024-0	Seward	20 North	24 West	30	NE
TX 30	648392	2005-000025-0	Seward	20 North	25 West	36	NE
TX 31	649367	2005-000119-0	Seward	20 North	25 West	15	NE
TX 32	649368	2005-000120-0	Seward	20 North	25 West	14	NW
TX 33	649369	2005-000121-0	Seward	20 North	25 West	14	NE
TX 34	649370	2005-000122-0	Seward	20 North	25 West	13	NW
TX 35	649371	2005-000123-0	Seward	20 North	25 West	13	NE
TX 36	649372	2005-000124-0	Seward	20 North	24 West	18	NW
TX 37	649373	2005-000125-0	Seward	20 North	24 West	18	NE
TX 38	649374	2005-000126-0	Seward	20 North	25 West	15	SE
TX 39	649375	2005-000127-0	Seward	20 North	25 West	14	SW
TX 40	649376	2005-000128-0	Seward	20 North	25 West	14	SE
TX 41	649377	2005-000129-0	Seward	20 North	25 West	13	SW
TX 42	649378	2005-000130-0	Seward	20 North	25 West	13	SE
TX 43	649379	2005-000131-0	Seward	20 North	24 West	18	SW
TX 44	649380	2005-000132-0	Seward	20 North	24 West	18	SE
TX 45	649381	2005-000133-0	Seward	20 North	25 West	22	NE
TX 46	649382	2005-000134-0	Seward	20 North	25 West	23	NW
TX 47	649383	2005-000135-0	Seward	20 North	25 West	23	NE
TX 48	649384	2005-000136-0	Seward	20 North	25 West	24	NW
TX 49	649385	2005-000137-0	Seward	20 North	25 West	24	NE
TX 50	649386	2005-000138-0	Seward	20 North	24 West	19	NW
TX 51	649387	2005-000139-0	Seward	20 North	24 West	19	NE
TX 52	649388	2005-000140-0	Seward	20 North	25 West	22	SE
TX 53	649389	2005-000141-0	Seward	20 North	25 West	23	SW
TX 54	649390	2005-000142-0	Seward	20 North	25 West	23	SE
TX 55	649391	2005-000143-0	Seward	20 North	25 West	24	SW
TX 56	649392	2005-000144-0	Seward	20 North	25 West	24	SE
TX 57	649393	2005-000145-0	Seward	20 North	24 West	19	SW
TX 58	649394	2005-000146-0	Seward	20 North	24 West	19	SE
TX 59	649395	2005-000147-0	Seward	20 North	25 West	27	NE
TX 60	649396	2005-000148-0	Seward	20 North	25 West	26	NW
TX 61	649397	2005-000149-0	Seward	20 North	25 West	26	NE
TX 62	649398	2005-000150-0	Seward	20 North	25 West	25	NW
TX 63	649399	2005-000151-0	Seward	20 North	25 West	25	NE
TX 64	649400	2005-000152-0	Seward	20 North	24 West	30	NW
TX 65	649401	2005-000153-0	Seward	20 North	25 West	27	SE
TX 66	649402	2005-000154-0	Seward	20 North	25 West	26	SW
TX 67	649403	2005-000155-0	Seward	20 North	25 West	26	SE

Claim Name	ADL No.	Doc. No.	Meridian	Township	Range	Section	Quarter
TX 68	649404	2005-000156-0	Seward	20 North	25 West	25	SW
TX 69	649405	2005-000157-0	Seward	20 North	25 West	25	SE
TX 70	649406	2005-000158-0	Seward	20 North	25 West	35	NW
TX 71	649407	2005-000159-0	Seward	20 North	25 West	35	NE
TX 72	649408	2005-000160-0	Seward	20 North	25 West	36	NW
TX 73	649409	2005-000161-0	Seward	20 North	25 West	35	SW
TX 74	649410	2005-000162-0	Seward	20 North	25 West	35	SE
TX 75	649411	2005-000163-0	Seward	20 North	25 West	36	SW
TX 76	649412	2005-000164-0	Seward	20 North	24 West	29	NE
TX 77	649413	2005-000165-0	Seward	20 North	24 West	29	SW
TX 78	649414	2005-000166-0	Seward	20 North	24 West	29	SE
TX 79	649415	2005-000167-0	Seward	20 North	24 West	28	SW
TX 80	649416	2005-000168-0	Seward	20 North	24 West	28	SE
TX 81	649417	2005-000169-0	Seward	20 North	24 West	27	SW
TX 82	649418	2005-000170-0	Seward	20 North	24 West	27	SE
TX 83	649419	2005-000171-0	Seward	20 North	24 West	32	NW
TX 84	649420	2005-000172-0	Seward	20 North	24 West	32	NE
TX 85	649421	2005-000173-0	Seward	20 North	24 West	33	NW
TX 86	649422	2005-000174-0	Seward	20 North	24 West	33	NE
TX 87	649423	2005-000175-0	Seward	20 North	24 West	34	NW
TX 88	649424	2005-000176-0	Seward	20 North	24 West	34	NE
TX 89	649425	2005-000177-0	Seward	20 North	24 West	32	SE
TX 90	649426	2005-000178-0	Seward	20 North	24 West	33	SW
TX 91	649427	2005-000179-0	Seward	20 North	24 West	33	SE
TX 92	649428	2005-000180-0	Seward	20 North	24 West	34	SW
TX 93	649429	2005-000181-0	Seward	20 North	24 West	34	SE
TX 94	649430	2005-000182-0	Seward	19 North	24 West	4	NW
TX 95	649431	2005-000183-0	Seward	19 North	24 West	4	NE
TX 96	649432	2005-000184-0	Seward	19 North	24 West	3	NW
TX 97	649433	2005-000185-0	Seward	19 North	24 West	3	NE
TX 98	649434	2005-000186-0	Seward	19 North	24 West	4	SW
TX 99	649435	2005-000187-0	Seward	19 North	24 West	4	SE
TX 100	649436	2005-000188-0	Seward	19 North	24 West	3	SW
TX 101	649437	2005-000189-0	Seward	19 North	24 West	3	SE
TX 102	649438	2005-000190-0	Seward	19 North	24 West	9	NW
TX 103	649439	2005-000191-0	Seward	19 North	24 West	9	NE
TX 104	649440	2005-000192-0	Seward	19 North	24 West	10	NW
TX 105	649441	2005-000193-0	Seward	19 North	24 West	10	NE
TX 106	649442	2005-000194-0	Seward	19 North	24 West	9	SW
TX 107	649443	2005-000195-0	Seward	19 North	24 West	9	SE
TX 108	649444	2005-000196-0	Seward	19 North	24 West	10	SW
TX 109	649445	2005-000197-0	Seward	19 North	24 West	10	SE
TX 110	649446	2005-000198-0	Seward	19 North	24 West	16	NW
TX 111	649447	2005-000199-0	Seward	19 North	24 West	16	NE
TX 112	649448	2005-000200-0	Seward	19 North	24 West	15	NW
TX 113	649449	2005-000201-0	Seward	19 North	24 West	15	NE

Claim Name	ADL No.	Doc No.	Meridian	Township	Range	Section	Quarter
TX 114	649450	2005-000202-0	Seward	19 North	24 West	18	SW
TX 115	649451	2005-000203-0	Seward	19 North	24 West	18	SE
TX 116	649452	2005-000204-0	Seward	19 North	24 West	17	SW
TX 117	649453	2005-000205-0	Seward	19 North	24 West	17	SE
TX 118	649454	2005-000206-0	Seward	19 North	24 West	16	SW
TX 119	649455	2005-000207-0	Seward	19 North	24 West	16	SE
TX 120	649456	2005-000208-0	Seward	19 North	24 West	15	SW
TX 121	649457	2005-000209-0	Seward	19 North	24 West	15	SE
TX 122	649458	2005-000210-0	Seward	19 North	24 West	19	NW
TX 123	649459	2005-000211-0	Seward	19 North	24 West	19	NW
TX 124	649460	2005-000212-0	Seward	19 North	24 West	20	NW
TX 125	649461	2005-000213-0	Seward	19 North	24 West	20	NE
TX 126	649462	2005-000214-0	Seward	19 North	24 West	21	NW
TX 127	649463	2005-000215-0	Seward	19 North	24 West	21	NE
TX 128	649464	2005-000216-0	Seward	19 North	24 West	22	NW
TX 129	649465	2005-000217-0	Seward	19 North	24 West	22	NE
TX 130	649466	2005-000218-0	Seward	19 North	24 West	19	SW
TX 131	649467	2005-000219-0	Seward	19 North	24 West	19	SE
TX 132	649468	2005-000220-0	Seward	19 North	24 West	20	SW
TX 133	649469	2005-000221-0	Seward	19 North	24 West	20	SE
TX 134	649470	2005-000222-0	Seward	19 North	24 West	21	SW
TX 135	649471	2005-000223-0	Seward	19 North	24 West	21	SW
TX 136	649472	2005-000224-0	Seward	19 North	24 West	22	SW
TX 137	649473	2005-000225-0	Seward	19 North	24 West	22	SE
TX 138	649474	2005-000226-0	Seward	19 North	24 West	28	NW
TX 139	649475	2005-000227-0	Seward	19 North	24 West	28	NE
TX 140	649476	2005-000228-0	Seward	19 North	24 West	27	NW
TX 141	649477	2005-000229-0	Seward	19 North	24 West	27	NE

31 "TR" claims owned by AngloGold Ashanti (U.S.A.) Exploration Inc. located in the Fairbanks Recording District as follows:

Claim Name	ADL No.	Doc No.	Meridian	Township	Range	Section	Quarter
TR-142	651073	2005-000376-0	Seward	19 North	24 West	30	NW
TR-143	651074	2005-000377-0	Seward	19 North	24 West	30	NE
TR-144	651075	2005-000378-0	Seward	19 North	24 West	29	NW
TR-145	651076	2005-000379-0	Seward	19 North	24 West	29	NE
TR-146	651077	2005-000380-0	Seward	19 North	24 West	30	SW
TR-147	651078	2005-000381-0	Seward	19 North	24 West	30	SE
TR-148	651079	2005-000382-0	Seward	19 North	24 West	29	SW
TR-149	651080	2005-000383-0	Seward	19 North	24 West	29	SE
TR-150	651081	2005-000384-0	Seward	20 North	24 West	20	NW
TR-151 AM	651082	2006-000008-0	Seward	20 North	24 West	20	NE
TR-152 AM	651083	2006-000009-0	Seward	20 North	24 West	21	NW
TR-153 AM	651084	2006-000010-0	Seward	20 North	24 West	21	NE
TR-154	651085	2005-000388-0	Seward	20 North	24 West	22	NW

Claim Name	ADL No.	[illegible] Doc No.	Meridian	Township	Range	Section	Quarter
TR-155	651086	2005-000389-0	Seward	20 North	24 West	22	NE
TR-156	651087	2005-000390-0	Seward	20 North	24 West	23	NW
TR-157	651088	2005-000391-0	Seward	20 North	24 West	20	SW
TR-158	651089	2005-000392-0	Seward	20 North	24 West	20	SE
TR-159	651090	2005-000393-0	Seward	20 North	24 West	21	SW
TR-160	651091	2005-000394-0	Seward	20 North	24 West	21	SE
TR-161	651092	2005-000395-0	Seward	20 North	24 West	22	SW
TR-162	651093	2005-000396-0	Seward	20 North	24 West	22	SE
TR-163	651094	2005-000397-0	Seward	20 North	24 West	23	SW
TR-164	651095	2005-000398-0	Seward	20 North	24 West	28	NW
TR-165	651096	2005-000399-0	Seward	20 North	24 West	28	NE
TR-166	651097	2005-000400-0	Seward	20 North	24 West	27	NW
TR-167	651098	2005-000401-0	Seward	20 North	24 West	27	NE
TR-168	651099	2005-000402-0	Seward	20 North	24 West	26	NW
TR-169	651110	2005-000403-0	Seward	20 North	24 West	26	SW
TR-170	651111	2005-000404-0	Seward	20 North	24 West	35	NW
TR-171	651112	2005-000405-0	Seward	20 North	24 West	35	SW
TR-172	651113	2005-000406-0	Seward	19 North	24 West	2	NW

EXHIBIT B
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND AMONG
ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.,
TALON GOLD ALASKA, INC.
AND
INTERNATIONAL TOWER HILL MINES LTD.

ACCOUNTING PROCEDURES

The financial and accounting procedures to be followed by the Manager and the Parties under the Agreement are set forth below. References in this Accounting Procedure to sections and articles are to those located in this Accounting Procedure unless it is expressly stated that they are referenced to the Agreement.

ARTICLE 1. GENERAL PROVISIONS

1.1. **General Accounting Records.** The Manager shall maintain detailed and comprehensive accounting records in accordance with this Accounting Procedure, sufficient to provide a record of revenues and expenditures (the "Joint Account") and periodic statements of the financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed to the Parties for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Parties.

1.2. **Bank Accounts.** The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Joint Venture.

1.3. **Statements and Billings.** The Manager shall prepare statements and bill the Parties as provided in the Agreement. Payment of any such billing by any Party, including the Manager, shall not prejudice such Party's right to protest or question the correctness thereof for a period not to exceed 12 months following the calendar year during which such billings were received by the Party. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 12-month period.

ARTICLE 2. CHARGES TO JOINT ACCOUNT

The Manager shall charge the Joint Account with any reasonable direct expenditures incurred by the Manager for the necessary and proper conduct of operations, including but not limited to:

2.1. **Rentals, Royalties and Other Payments.** All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, production royalties (which may be net smelter return royalties or of another nature, and payable to government authorities or private third parties whether on a periodic basis or to purchase a royalty outright), including any required advances,

and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2. **Labor and Employee Benefits.**

(a) Salaries and wages of the Manager's employees directly engaged in operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b) The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be adjusted at least annually to actual cost.

(c) The Manager's actual cost of established plans for employee group life insurance, hospitalization, dental, vision, pension, retirement, share purchase, thrift, savings, bonus, except production or incentive bonus plans based on actual rates of production, cost savings and other production factors, and similar plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12 and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(d) Cost of severance and of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the gross negligence, wilful misconduct or intentional act or omission of the Manager.

2.3. **Materials, Equipment and Supplies.** The cost of materials and supplies ("Material").

2.4. **Equipment and Facilities.** The cost of machinery, equipment and facilities used in Operations or used to provide support ("Goods") or services to Operations ("Services"), including cost of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest.

2.5. **Transportation.** Reasonable transportation costs incurred in connection with the transportation of employees, equipment, material and supplies necessary for exploration, maintenance and operation of the Assets.

2.6. **Contract Services and Utilities.** The cost of contract services, including geological, engineering, accounting, tax, legal, environmental, camp and catering services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13.

2.7. **Insurance Premiums.** Premiums paid for insurance required for the protection of the Parties pursuant to the Agreement. When the Operations are conducted in an area where the Manager may self-insure for workman's compensation and/or employer's liability under state law, the Manager

may elect to include such risks in its self-insurance programs and shall charge its costs of self-insuring such risks to the Joint Venture, provided that such charges shall not exceed published manual rates.

2.8. **Damages and Losses.** All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the gross negligence, wilful misconduct or intentional act or omission of the Manager.

2.9. **Legal and Regulatory Expense.** Except as otherwise provided in Section 2.13, all legal and regulatory costs incurred in or resulting from Operations or necessary to protect or recover the Assets of the Joint Venture. All attorneys' fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager's legal staff, and amounts paid in settlement of such litigation or claims in excess of $250,000 shall not be charged to the Joint Account unless approved by the Management Committee.

2.10. **Audit.** Cost of annual audits if approved by the Management Committee.

2.11. **Taxes.** All taxes of every kind and nature assessed or levied upon or in connection with the Assets, Production or the operation of the Joint Venture, which have been paid by the Manager for the benefit of the Parties. Each Party is separately responsible for income and mining taxes which are attributable to its respective Participating Interest.

2.12. **District Camp Expenses.** (Field Supervision and Camp Expenses) A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving the Joint Venture whose time is not allocated directly thereto and (ii) the costs of maintaining and operating an office and any necessary sub-office and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all mining properties served by the Manager's employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labour costs of the Operations and the denominator of which is the total direct labour costs incurred for all activities served by the Manager.

2.13. **Management Fee.**

(a) Thirty days after the end of each calendar year quarter, the Manager shall charge the Joint Account a sum, equal to 10% of all Allowable Costs charged to the Joint Account in respect of such calendar year quarter, which shall be a liquidated amount to constitute a management fee and to reimburse the Manager for its home office overhead and general and administrative expenses to conduct the Operations. Such percentage shall be reduced to 4% after the commencement of Commercial Production.

(b) The term "Allowable Costs" as used in this Section 2.13 shall mean all charges to the Joint Account excluding (i) the management fee referred to herein; and (ii) depreciation, depletion or amortization of tangible or intangible assets.

(c) The following is a representative list of items comprising the Manager's principal business office expenses that are expressly covered by the management fee provided in this Section 2.13.

(i) Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

(ii) Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports prior to the commencement of activities in the nature of development and production;

(iii) Rentals and other charges for offices and records storage space, telephone service, office equipment and supplies;

(iv) The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

(v) Routine legal services rendered by outside sources and the Manager's legal staff not otherwise charged to the Joint Account under Section 2.9; and

(vi) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

2.14 **Environmental Compliance Fund.** Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the term of the Agreement will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and continuing obligations as described in Section 4.3 of the Agreement. The Manager shall deposit such amounts on behalf of the Participants in an interest bearing account with the highest available rate for FDIC insured immediately available funds.

2.15 **Other Expenditure.** Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of the business and affairs of the Joint Venture.

ARTICLE 3. BASIS OF CHARGES TO JOINT VENTURE

3.1. **Purchases.** Material purchased and services procured from third parties shall be charged to the Joint Account at prices paid by the Manager (including applicable transfer taxes) after deduction of all discounts actually received, as well as returns and adjustments.

3.2. **Material Furnished by the Manager or a Party.** Material, goods or services furnished by the Manager or by a Party shall only be furnished after notice has been given by the person desiring to do so to all Parties, who shall have ten days to object in writing to the Manager. If the Manager receives a written objection, or itself objects, the Manager shall endeavour to resolve the objection to the satisfaction of the Parties and to the Manager's satisfaction. If the Manager succeeds within a further period of ten days, or if there was never any objection made, the Material, goods or services may be furnished by the Manager or by the Party desiring to do so, provided that:

(a) the price to the Joint Account is at least as favorable as otherwise obtainable; or

(b) in case there is no ready means of determining a price otherwise obtainable, at a price or on a pricing basis agreed by all Parties.

3.3. **Warranty of Material Furnished by the Manager or Parties.** Neither the Manager nor any Party warrants Material, goods or services furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received.

ARTICLE 4. DISPOSAL OF MATERIAL

4.1. **Disposition Generally.** Subject to the authority granted to the Manager in the Agreement, the Parties shall determine by majority agreement determined in accordance with their Participating Interest, the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material.

ARTICLE 5. INVENTORY

5.1. **Periodic Inventories, Notice and Representations.** At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Joint Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

5.2. **Reconciliation and Adjustment of Inventories.** Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages, but the Manager shall be held accountable to the Joint Venture only for shortages due to lack of reasonable diligence.

EXHIBIT C
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND AMONG
ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.,
TALON GOLD ALASKA, INC.
AND
INTERNATIONAL TOWER HILL MINES LTD.

NET SMELTER RETURNS INTEREST ROYALTY

1. **Definition of Net Smelter Returns.** "Net Smelter Returns" are defined as the gross revenues actually received by the non-diluted Participant ("Payor") from the sales of any Minerals extracted and produced from the Properties ("Products"), less (i) all costs to the Payor of weighing, sampling, determining moisture content and packaging such material and of loading and transporting it to the point of sale, including insurance and in-transit security costs; (ii) all smelter costs and all charges and penalties imposed by the smelter, refinery or purchaser; and (iii) ad valorem taxes, severance taxes and governmental royalties and any other taxes, charges or assessments as are imposed upon the production except for applicable federal, state or provincial income taxes. Notwithstanding the foregoing, for purposes of determining the percentage of the royalty payable to the withdrawing Participant ("Payee") on any gold produced or sold from the Properties, the price attributed to gold shall be the price per ounce of gold as quoted on the London P.M. fix averaged over the quarter prior to the date of final settlement from the smelter, refinery or other buyer of the gold on which the Royalty is to be paid (the "Quoted Price"). For purposes of calculating Net Smelter Returns in the event the Payor elects not to sell any portion of any gold extracted and produced from the Properties, but instead elects to have the final product of any such gold credited to or held for its account with any smelter, refiner or broker, such gold shall be deemed to have been sold at the Quoted Price on the day such gold is actually credited to or placed in the Payor's account.

2. **Certain Characteristics of the Royalty.** The Payee's interest in 2% of Net Smelter Returns (the "Royalty") is a non-Participating Interest in the Properties which entitles the Payee to receive certain payments based upon the production and sale or deemed sale of Products from the Properties as provided herein. The Royalty does not (a) entitle the Payee to direct or control or be consulted in any manner with respect to the timing, nature, extent or any other aspect of Operations on the Properties; (b) entitle the Payee to grant to third parties leases, licenses, easements or other rights to conduct operations on the Properties; (c) entitle the Payee to any partition of the Properties; or (d) entitle the Payee to any ownership interest in any improvements on the Properties, equipment and other personal property located thereon, or in any proceeds received by the non-withdrawing Participant from the sale, lease or other disposition thereof. The Payee will be entitled to register the Royalty against title to the Properties.

3. **Commingling.** The Payor shall have the right to commingle Products with Minerals or materials produced from lands other than the Properties, after such Products have been weighed or measured, sampled and analyzed in accordance with sound mining and metallurgical practices such that the Payee's production Royalty can be reasonably and accurately determined. Upon written request by the Payee to the Payor and at the Payee's expense, the Payee shall have the right to have a representative present at the time all such samples and measurements are taken.

The Payee's representative shall have the right to secure sample splits for the purpose of confirming the accuracy of all measurements.

4. **Stockpiling.** The non-withdrawing Participant may stockpile any Minerals from the Properties at such place or places as it may elect, either upon the Properties or upon other property.

5. **Calculation and Delivery of Royalty Payments.** Royalty payments shall be due on the first day of the second month following the end of each calendar quarter during which production of Minerals occurs, and on the first day of the second month following each and every subsequent calendar quarter for so long as the Payor mines and sells Products or otherwise receives proceeds from the production of Products from the Properties. Production Royalty payments shall be accompanied by a statement sufficient to allow the Payee to determine the method of computation of each Royalty payment and the accuracy thereof. Each statement furnished to the Payee shall be deemed to be correct and binding on the Payee unless, within one year of its receipt, the Payee notifies the Payor in writing that it disputes the correctness of such statement and specifies its objections in detail.

6. **Audit.** The Payor shall maintain true and correct records of all Products mined, processed and sold (or deemed to be sold) and all proceeds otherwise received from the Properties, and the Payee shall have the right to audit such records at the Payor's offices during normal business hours upon reasonable prior notice, provided such audit is conducted by the Payee or by an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants. The Payor shall make available all books and records, refinery statements, and other invoices, receipts and records necessary for purposes of such audit, and shall make available work space and copying facilities, or permit the Payee and its representatives to install copying facilities for use in connection with its audit activities.

7. **Method of Making and Reporting Payments.** All payments of money required to be made by the Payor to the Payee hereunder shall be made by cheque to the Payee on or before the due date at the Payee's address as set forth in the Agreement, or such other address as may be designated in writing from time to time by the Payee. Upon written request from the Payee to the Payor prior to the due date of any payment of money, the Payee may direct that the payment be made by way of wire transfer to an account designated by the Payee. Upon making payment as provided herein, the Payor shall be relieved of any responsibility for the distribution of such payment among the Payee and any of its successors or assigns. Concurrently with the payment of the Royalty, the Payor shall furnish to the Payee a statement of account setting forth in reasonable detail the computation of the Royalty.

8. **Additional Agreements of the Parties.**

   (a) **No Obligation.** In no event, by the creation of the Royalty hereunder or otherwise, shall the Payor be deemed subject to any duty, express or implied, to explore for Minerals or produce Products from the Properties, and the timing, manner, method and amounts of any such production and exploration shall be in the sole discretion of the non-withdrawing Participant.

   (b) **Hedging.** The Payor and the Payee hereby expressly agree that in no event shall the Payor have any liability to the Payee as the result of the amount of revenues received by the Payor from any forward sales or other hedging activities engaged in by the Payor with respect to Products from the Properties. In addition, the Payor and the Payee agree

that the Payor shall have no obligation, express or implied, to engage in (or not to engage in) any forward sales or other hedging activities with respect to Products from the Properties.

9. **Capitalized Terms.** All capitalized words in this Exhibit E, unless defined herein, have the same meaning as assigned to them in the Agreement.

EXHIBIT D
TO
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
BY AND AMONG
ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.,
TALON GOLD ALASKA, INC.
AND
INTERNATIONAL TOWER HILL MINES LTD.

2006 EXPLORATION EXPENSES BUDGET

BUDGET TERRA
2006 & 2007

			JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	2006	0	0
31110	Terra		0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Labor	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	4010	Salary - Regular	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	4210	Incentive - Production	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	4220	Incentive - Performance	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	4400	Benefits	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Total Labor	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
																0	0
		Operating Materials & Supplies	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	5120	Supplies	0	0	0	0	0	0	20,000	20,000	8,000	0	0	0	48,000	0	48,000
80110	5245	Site materials	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	5250	Sampling supplies	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Total Operating M & S	0	0	0	0	0	0	20,000	20,000	8,000	0	0	0	48,000	0	48,000
																0	0
		Other Production Costs	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	5720	Rent - equipment	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Other Production Costs	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
																0	0
		General & Administrative	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	6001	Soil Assaying	0	0	0	0	0	0	1,000	3,000	2,000	0	0	0	6,000	0	6,000
80110	6002	Rock Chip Assaying	0	0	0	0	0	1,000	4,000	5,000	4,000	2,000	0	0	16,000	1,000	17,000
80110	6003	Drill Hole Assaying	0	0	0	0	0	0	10,000	10,000	10,000	5,000	0	0	35,000	0	35,000
80110	6110	Contract services	0	0	0	0	0	14,000	60,000	40,000	16,000	5,000	3,000	3,000	140,000	13,100	153,000
80110	6111	Aircraft services	0	0	0	0	0	12,000	80,000	30,000	50,000	23,000	0	0	200,000	13,000	213,000
80110	6120	Drilling Contracts RC	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	6121	Core Drilling	0	0	0	0	0	0	130,000	130,000	20,000	0	0	0	280,000	0	280,000
80110	6122	Contract Field Road Work	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	6151	Geophysical Surveys	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	6161	Claim/Site Surveying	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	6162	Field Attachment	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
80110	7002	Travel-other	0	0	0	0	0	1,500	1,000	1,000	1,000	1,000	0	0	5,500	1,000	4,000
80110	7003	Travel/meals	0	0	0	0	0	300	300	300	300	300	0	0	1,500	300	1,200
80110	7412	Leasehold Rentals	0	25,000	0	0	0	0	0	0	0	0	0	0	25,000	25,000	0
80110	7408	Claim Holding Fees	0	0	0	0	0	0	0	0	0	16,000	0	0	16,000	0	16,000
		General & Admin subtotal	0	25,000	0	0	0	29,000	287,000	268,500	93,000	71,300	5,000	5,000	790,300	47,300	651,300
		Admin Distribution/Project support	12,757	12,757	12,757	12,757	12,757	16,757	13,317	13,317	13,317	13,317	13,317	13,317	154,841	75,540	74,101
		Total Terra	12,757	37,757	12,757	12,757	12,757	55,657	300,317	302,317	101,317	84,317	18,317	18,317	925,141	120,440	854,301

31110	Term		JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	1997	[illegible]	[illegible]
		Labor	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	4100	Salary - Regular	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	4200	Incentive - Production	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	4300	Incentive - Performance	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	4400	Burden	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Total Labor	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Operating Materials & Supplies	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	5120	Blasting	0	0	0	0	20,000	20,000	30,000	30,000	5,000	0	0	0	[illegible]	40,000	40,000
31110	5360	Drill Materials	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	5380	Sampling supplies	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Total Operating Mat. & S	0	0	0	0	20,000	20,000	30,000	30,000	5,000	0	0	0	[illegible]	40,000	40,000
		Other Production Costs	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	5700	Rent - equipment	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		Other Production Costs	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
		General & Administration	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	6401	Soil Assaying	0	0	0	0	0	5,000	5,000	5,000	0	0	0	0	15,000	5,000	10,000
31110	6302	Rock Chip Sampling	0	0	0	0	0	1,000	6,000	6,000	2,700	0	0	0	13,000	1,600	12,000
31110	6303	Drill Hole Assaying	0	0	0	0	0	0	10,000	10,000	2,000	0	0	0	22,000	0	25,000
31110	6700	Contract services	0	0	0	5,000	20,000	40,000	45,000	40,000	25,000	5,000	5,000	5,000	190,000	65,200	115,000
31110	6101	Aircraft services	0	0	0	0	20,000	75,000	75,000	75,000	25,000	20,000	0	0	295,000	96,000	190,000
31110	6103	Drilling Contracts RC	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	6101	Core Drilling	0	0	0	0	50,000	150,000	150,000	150,000	50,000	0	0	0	550,000	215,000	365,000
31110	6102	Contract Expl. Road Work	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
31110	6107	Geophysical Surveys	0	0	0	0	35,000	35,000	0	0	0	0	0	0	70,000	70,000	0
31110	6161	Downhole Surveying	0	0	0	0	3,000	3,000	3,000	3,000	0	0	0	0	12,000	6,000	6,000
31110	6163	Hole Abandonment	0	0	0	0	0	[illegible]	4,000	4,000	0	0	0	0	12,000	2,000	10,000
31110	7100	Travel other	0	0	0	1,000	1,000	1,200	1,000	1,000	1,000	0	0	0	6,000	3,000	3,000
31110	7200	Travel meals	0	0	0	300	300	300	300	300	300	0	0	0	1,800	900	900
31110	7603	Leasehold Rentals	0	60,000	0	0	0	0	0	0	0	0	0	0	60,000	60,000	0
31110	7605	Claim Holding Fees	0	0	0	0	0	0	0	0	20,000	0	0	0	20,000	0	20,000
		General & Administrative	0	60,000	0	6,000	140,000	300,000	294,000	294,000	140,000	25,000	5,000	5,000	[illegible]	506,000	741,000
		Admin./Dedicated Project Support	24,675	24,675	24,675	24,675	24,675	24,675	24,675	24,675	24,675	24,675	24,675	24,675	296,100	148,050	148,050
		Total Items	24,675	84,675	24,675	30,675	186,975	345,915	350,975	350,975	147,975	49,675	29,675	29,675	1,016,950	690,851	924,950